UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-SB
                                (Second Amended)


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                 OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934




                        Commission file no.0-29006
                        --------------------------

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 -----------------------------------------------
                 (FORMERLY HEALTH CARE CENTERS OF AMERICA, INC.)
                 -----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

                   Nevada                                62-1210877
                   ------                                ----------
    (State or Other Jurisdiction of                   (I.R.S. Employer
     Incorporation or Organization)                   Identification No.)



    100 North Arlington (ste. 22F)
            Reno, Nevada                                    89501
            ------------                                    -----
 (Address of Principal Executive Officer)                (Zip Code)

                                 (702) 786-1461
                           --------------------------
                           (Issuer's Telephone Number)


Securities registered under Section 12(b) of the Exchange Act:
None

Securities registered under Section 12(g) of the Exchange Act:

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                                (Title of Class)

                       DOCUMENTS INCORPORATED BY REFERENCE

                    Documents incorporated by reference: None


               ------------------------------------------------







                    TABLE OF CONTENTS

Item                                                                   Page
----                                                                   ----
                         PART I
Item 1         Description of Business                                   3
Item 2         Management's Plan of Operation                           26
Item 3         Description of Property                                  31
Item 4         Security Ownership of Certain Beneficial
               Owners and Management                                    38
Item 5         Directors, Executive Officers,
               Promoters and Control Persons                            41
Item 6         Executive Compensation                                   45
Item 7         Certain Relationships and Related Transactions           32
Item 8         Description of Securities                                48

                         PART II
Item 1         Market Price of and Dividends on the Registrant's
               Common Equity and Other Shareholder Matters              51
Item 2         Legal Proceedings                                        52
Item 3         Changes in and Disagreements with
               Accountants                                              58
Item 4         Recent Sales of Unregistered Securities                  59
Item 5         Indemnification of Officers and Directors                62

                                    PART F/S
               Financial Statements                                     64

                                    PART III
Item 1                     Index to Exhibits                            86
Item 2                     Description of Exhibits                      89

                                     PART I
Item 1.           Description of Business.

         Much of the discussion contained in this Item 1 is "forward looking", as that term is identified in, or contemplated by, Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results may materially differ from projections. Information concerning factors that could cause actual results to differ materially is set forth in this Item 1 and in Items 2 and 3 below. For a complete understanding of such factors, this entire document, including the financial statements and their accompanying notes, should be read in its entirety.

Historical Overview of the Company

         Hexagon Consolidated Companies of America, Inc., a Nevada corporation (the "Company"), was incorporated in Montana in October 1967. The Company's executive offices are located at 100 North Arlington (suite 22F), Reno, Nevada.

         Originally known as Cadgie Taylor Co., the Company merged with Carleton Enterprises, Ltd., a Nevada corporation, in 1984. Later that year, it changed its name to SCN, Ltd., and effected a share exchange with Star-Com Network, Inc., another Nevada cor poration. In 1985, the Company filed for bankruptcy under Chap ter 11 of the United States Bankruptcy Code. In September 1993, the bankruptcy proceedings were dismissed.

         Upon emerging from such bankruptcy proceedings, the Company changed its name to Health Care Centers of America, Inc., re flecting its intention to develop a network of multi-disciplinary health care centers. A plan was formulated whereby the Company would acquire health care practices in exchange for shares of the Company's stock, the value of such shares to be supported by other assets acquired for stock. Pursuant to such plan, the Company has acquired or agreed to acquire assets in mining, real estate, entertainment, education, and health care.

         Many of the stock exchange agreements into which the Company entered for such acquisitions provided that the other party to the agreement had the right to annul or void the agreement if a registration statement registering the Company's stock under Section 12(g) of the Securities Exchange Act of 1934 (the "Ex change Act") did not become effective within a specified period of time (in most cases 18 months following the date of the agree ment). Many of such agreements or oral understandings supple menting such agreements also provided that the assets, liabili ties, and income of the target entities would not inure to the benefit of the Company until the Company's Exchange Act registration became effective.

         In December  1996,  the Company filed a  registration  statement  under
Section 12(g) of the Exchange Act which became effective February 4, 1997. With certain exceptions hereinafter discussed, the time limitations for such registration have been waived, and such acquisitions are deemed to have become effective.

         While the Company planned and continues to plan to go into health care, at the present time most of its assets and activi ties relate to other industries, primarily mining/processing of precious metals and entertainment.

     On July 7, 1999 the Board of Directors of the Company unanimosly adopted a resolution to change the name the Company from Health Care Centers of America, Inc. to Hexagon Consolidated Companies of America, Inc. to better reflect the diversification of the Company's business.On August 31,1999 the approprpriate anedmendment to the Articles of Incorporation were filed with the office of the Nevada Secretary of State.

         The Company is in the development stage and has not had any revenues during the last five years, during which there has been a subtantial expenditure of funds. The Company's future success is dependent on its ability to obtain funding for processing its precious metals concentrate. The Company anticipates obtaining such funding by exploiting the commercial value, by sale or otherwise, directly or through joint ventures, of some of its ore concentrates, its television time credits, its medical waste disposal units, and/or its contractual interests in certain real estate (see Part I, Item 2 "Plan of Operations"). The Company has no contracts for such commercialization, and its real estate is the subject of litigation with former owners; accordingly, there can be no assurance that the Company will be successful in selling or commercializing any such assets (see Part II, Item 2 "Legal Proceedings").

         As of September 30,1999, the Company did not have any em ployees, its business being managed by its officers and direc tors.



Current Business (including lines of business acquired subsequent to December 31, 1996)

A.       Precious Metals Concentrate, Mining and Processing

         1.  Description of the business

         The Company owns a substantial deposit of ore concentrate located approximately 40 miles from Prescott, Arizona, which management believes, on the basis of assays by an independent consultant, is substantially in excess of

500,000 tons. Tests by an independent firm including a registered assayer and analytical chemist indicate that such concentrate contains commercial quan tities of precious metals and rare earths. (See Part I, Item 3 "Description of Property".)

         Through its wholly owned subsidiary, Peeples Mining Co. ("Peeples Mining"), the Company also owns mineral rights in Arizona, California and Nevada.

         Peeples Mining has recently commenced processing the Com pany's concentrate. The development of its other mining proper ties will begin as soon as financing permits. It is intended that Peeples Mining will process such concentrate to the next stage of concentration known as dore bars. Dore bars are pro duced by liquefying the concentrate and pouring the solution into a mold; as the material cools, the metals separate, with the heaviest falling to the bottom. Dore bars can be sold for a higher price than concentrate.

         Peeples Mining does not presently have the equipment for producing dore bars. Management is currently studying alterna tive refining methods to determine the appropriate machinery and equipment to buy, but the Company may require financing for such purchase. The Company does not anticipate obtaining the equip ment necessary to refine its concentrate or dore bars into bul lion; rather it intends to produce and sell dore bars to smelters which have such equipment.

         Peeples Mining has certain facilities and equipment for leaching,testing,extracting free milling gold and melting the free milling gold into "common gold bars", but new equipment will be required to process the concentrated ores from the Company's properties into dore' bars. After the concentrated ore is processed into dore' bars, Peeples will begin concentrating head ore. Peeples Mining is capable of processing approximately 25 tons of head ore per hour from its Arizona property, bringing it to a first stage of concentration. As is being done with the concemtrated ore inventory,free milling gold will be removed, and the remaining concentrate will be further concentrated and/or separated by a mechanical process. This concentrated ore will then be refined into dore' bars.

         The Company (or its subsidiary, Peeples Mining) also has mineral rights in lands in Arizona and Nevada, and subsequent to December 31, 1996, acquired an additional mining property in California. (See Part I, Item 3 "Description of Property".)

         Peeples Mining LLC ("Peeples LLC"), which was organized in 1981 as an Arizona limited liability company, was acquired by the Company in 1994. Peeples LLC was actively engaged in mining activities from 1988 to 1994. The Company also acquired F&H Mining, Inc., a Nevada corporation ("F&H Mining") in 1994. F&H Mining was organized in 1984, and was active working the property at Mesquite, Nevada, until 1991. In February 1997, the assets of Peeples LLC and F&H Mining were transferred to Peeples Mining, a newly formed Nevada corporation of which the Company is the sole stockholder.

         On April 30, 1998, Peeples Mining entered into a joint venture agreement with Hidden Splendor Smelting Co., a Nevada corporation (herinafter "HSS"),for the purpose of processing approximately 500,000 tons of the Peeples
Mining concentrated ore inventory located near Skull Valley, Arizona.The agreement pro vides that HSS has the right to acquire a twenty percent (20%) interest in the net revenues realized as a result of the sale of the processed inventory.In return, HSS shall provide, among other things, the proper permits for processing (including smelting operations, etc.) of the ore inventory, assistance with the processing operations and the necessary machinery, equipment, laboratory facilities and structures for the initial period of the processing operations. The term of the agreement is eight (8) years from the effective date (ie. form April 30, 1998) and for so long as it takes to process and sell the inventory.

           On behalf of the Company and as a showing of good faith,  Mr. Maurice
W. Furlong, Chairman and President, personally transferred 1,000,000 shares of common stock on June 28, 1999 to HSS. As of this date,HSS has procucured the appropriate permits, however, no processing activity has taken place.

         Peeples Mining does not presently have any employees.

         For a futher discussion, see Item 2, "Management's Discus sion and Analysis or Plan of Operation", below.

         2.  Terms of Acquisition

         The Company entered into the agreement to acquire all the issued and outstanding stock of F&H Mining in March 1994. At that time, F&H Mining was a corporation organized under the laws of the Island of Nevis. Under the agreement, the Company agreed to acquire all of F&H Mining's issued and outstanding stock in exchange for 12,000,000 (12,000 after given effect of reverse split) shares of the Company's stock. Maurice Furlong, the Company's president, had been a consultant to F&H. Mr Furlong's son, Craig Furlong was president of F&H. Consummation of the acquisition of F&H Mining was contingent on effectiveness of the Company's Exchange Act registration statement, which was origi nally filed in December of 1996.

         In June 1994, the Company entered into the agreement to acquire all the interests in Peeples LLC. Under the agreement, the Company issued 20,000,000 (20,000 after given effect of reverse split) shares of the Company's stock to the members of Peeples LLC, and through Peeples LLC acquired the mineral rights to 377.11 acres near Prescott, Arizona pursuant to a mineral lease with the State of Arizona.The lease expires on May 1,2003. The In August 1995, the Company issued an additional 100,000,000 (100,000 after given effect of reverse split) shares to Zarzion, Ltd., for ore concentrate which Zarzion, Ltd. had purchased from Peeples LLC. Consummation of the acquisition of Peeples LLC was contingent on effectiveness of the Company's Exchange Act regis tration statement.Company's ore concentrate, however, is owned outright, free and clear of any contingencies.

         In August 1996, the Company agreed with the former members of Peeples LLC and the former shareholders of F&H Mining that any income realized from the operations of F&H and Peeples was not to inure to the benefit of the Company until such time as its Ex change Act registration became effective. In fact, there were no revenues between the time the acquisition agreements were entered into and the time the Company's Exchange Act registration became effective in February 1997. Provisions in the acquisition agree ments for F&H and Peeples granting the former stockholders of those companies the right to annul the sale of such companies under certain circumstances, including the Company's failure to complete a secondary offering of its securities within a pre scribed time frame, have lapsed.

         In February 1997, the Company acquired 17 lode claims on 340 acres of land in California. (See Part I, Item 3 "Description of Property".) The Company believes it will be eligible to apply for title to such property following a period of exploitation. These claims were acquired from Zarzion, Ltd. (see Part I, Item 7 "Certain Relationships and Related Transactions") in exchange for 375,000,000 (375,000 after given effect of reverse split)shares of the Company's common stock.

         3. Risks attendant on mining and processing minerals

         The value of the Company's concentrate depends on the amount of metals contained in such ore, and on the cost and difficulty of refining. While the Company believes that there are signifi cant quantities of precious metals in such concentrate, the market price of such metals and the cost of extraction and refin ing are yet to be determined. Management is of the opinion that the cost of extraction and mining should not exceed 50% of the value if indicated quantities of precious metals are present in its concentrate.

         Analyzing samples gathered by itself with direct current plasma ("DCP") equipment which measures each element present, Metallurgical Research & Assay Laboratory (Henderson, Nevada), a firm including Donald Jordan, a registered assayer and analytical chemist, estimated the value of precious metals in the Company's ore concentrate to be in excess of $3 billion. Such analysis reflects Mr. Jordan's independent judgment, and is not a repre sentation of management.

His samplings were taken without super vision, and there can be no assurance that his samplings are representative of the entire inventory, nor can there be any assurance that his estimates of the cost of processing such ores are or will be accurate when effected. Mr. Jordan's valuation was based on the price of metals in March 1997; the price of gold has declined since that time, and there can be no assurance that such decline or future declines will not have a materially ad verse affect on the value of the metals believed to be contained in such ore.

         No assurances can be given that a desirable level of recov ery will be realized from Peeples Mining's ore. Estimates may require revision based on actual production experience. Market price fluctuations of precious metals, as well as increased production costs or reduced recovery rates, may drastically affect the value of the Company's ore reserves, and may render reserves containing relatively low grades of mineralization uneconomic to exploit.

         Exploration and mining activities are highly speculative in nature, involve many risks, and are frequently nonproductive. There can be no assurance that the Company's mining activities will be successful. In the event minerals are recoverable, it may take a number of years from the initial phases until pro duction is possible, during which time the economic feasibility of production may change. As pertains to all the Company's mining interests, substantial expenditures may be required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore, and in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company will be able successfully to exploit its mineral properties.

         The business of mining and processing precious metals is subject to a number of significant hazards, including environmen tal hazards, thefts and other losses, industrial accidents, and labor disputes. Mining is also subject to the risks of encoun tering unusual or unexpected geological formations, cave-ins, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions, and other acts of God. Such risks could result in damage to or destruction of mining properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses, and possible legal liability. The Company will obtain insurance against risks that are typical in the operation of its business and in amounts which management believes to be reasonable, but no assurance can be given that such insurance will continue to be available, that it will be available at economically acceptable premiums, or that it will be adequate to cover any liability.

         There can be no assurance that the test results obtained by the Company for certain of its properties by independent assayers will prove to be accurate for the entire property.

         4.  Regulation of mining and mineral processing

         The Company's exploration, mining, and refining activities will be subject to extensive state and federal laws and regula tions governing prospecting, developing, production, export, taxes, labor standards, occupational health, waste disposal, pro tection and remediation of the environment, protection of endan gered and protected species, mine safety, toxic substances, and other matters. Mining is subject to potential risks and liabili ties associated with pollution of the environment and the dis posal of waste products occurring as a result of mineral explora tion, production, and processing. The Company may in the future be subject to clean-up liability under the Comprehensive Environ mental Response, Compensation and Liability Act of 1980 and comparable state laws which establish clean-up liability for the release of hazardous and toxic substances for property owners and operators. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with applicable standards, laws, and regulations, which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that costs and delays associated with compliance with such laws, regulations and permits could become such that the Company would not proceed with the operation or development of a mine or other project, or inauguration of a processing facility.

         Amendments to current laws and relations governing opera tions and activities of mining companies and companies processing metals or more stringent implementation thereof are actively considered from time to time and could have an adverse impact on the Company and its operations.

B.       Entertainment

         1.  Description of the Business

         In April 1995, the Company entered into an agreement to acquire all the outstanding stock of Nashville Music Consultants, Inc. ("NMC"), a Tennessee corporation organized in 1993, and such acquisition became effective in February 1997.In June 1996 NMC changed its name to Nashville Music Group,Inc.("NMG"). NMG en gages in screening, advising, developing, publishing, and manag ing singers and songwriters. Revenues come from consulting fees, registration fees, tuition, publishing royalties, and management commissions.The original agreement to acquire NMG concerned only publishing activities. Since the date of the agreement and since the effective date of the Company's registration statement, NMG has expanded its operations not intended to be part of the origi nal agreement with NMG. to include other areas. On September 1, 1998 the Company and NMG agreed to amend the agreement so that it conformed to the intent of the parties. As a result of this agreement, a new Nevada corporation will be formed and named "Music Alley, Inc" ("MAI"). The effective date of the amendment to the stock exchange agreement with NMG was July 1, 1997. This entity will be a wholly owned subsidiary of the Company, the assets of which are the publishing rights to approximately 400 songs, of which approximately 200 have recorded as demonstration tapes. MAI and NMG have no further connection. The Company believes that NMG may continue to operate in areas other than country music publishing, however, repeated commnication attempts with the president of NMG, Mr. Alcy Baggott,have been unsucessfull. MAI is to receive referrals from NMG of songwriters who are considered to have outstanding potential. These individu als are to be offered a contract with MAI. However, due to the lack of communication with NMG, the probability of such referrals actually happening is highly uncertain.


         The management of MAI shall be conducted by the offi cers of HCCA. Mr. Baggott, the president of NMG, was to have continued in the same capacity with MAI. However,it is the Compa nies' position that he has constructively abandoned that posi tion in that he has failed to communicate with the Company after repeated requests by management.Therefore, the Company shall assume this responsibility.

         On August 2nd, 1984 and November 1, 1984, the Company,under its predecessor name of SCN, Ltd. entered into an agreement with Jey Productions, Inc.("JEY"), a Nevada corporation and Bullett Productions, Inc. ("BULLETT"), a Tennessee corporation, respec tively, to purchase certain "master recordings" ("Masters").These Masters contained approximately 10 songs per album.

         The Masters contain recodings of songs by various artists and encompass music genre from country and western,jazz, popular, gospel, dixie,rock and roll and classical. The songs involved were recorded in the 1950's through the 1980's. The original artist contract for the songs of the various artists and the original Masters are in the possession of the Company.

         In 1985, the Masters were the subject of a license agreement with the record specialty division of Columbia Broadcast Systems, Inc. ("CBS"). The Company is to receive a royalty payment from the marketing of these songs.

         Other entities have copies of these Masters and have either licensed or sold them for use by others. This has been done without the Companies authority. As a result, CBS has not paid any royalties and is holding them in an escrow account until it has been determined to whom they shall be paid.

         On May 20, 1996 the Company entered into an agreement with Artists Limited, L.L.C. ("Artists") for the purpose of seeking the collection of any and all past due royalties. The term of the agreement is 5 years from the date it was signed (ie.,5 years from May 20, 1996). The agreement provides that Artists shall receive an amount equal to 40% of all monies collected on behalf on the Company and Artists would not be liable for any costs incurred in the collection of monies for the Company. A subse quent oral amendment to the agreement provided that Artists would receive 55% of the amount collected and would be responsible for all costs incurred in the collection process.

         Artists is currently gathering data from the Company to support the claim for the unpaid royalties. They have also en tered into preliminary negotiations for collection of the royalties. However, the complexities involved in the process, including, but not limited to, the dispute as to ownership of the Masters, the time that has passed and establishing ownership of the Masters through the appropriate chain of title. Therefore, there can be no assurances that the Company will ever be successfull in obtaining any royalties, whether they be past or present.


 2.   Terms of Acquisition


         The Company entered into the agreement to acquire NMC in April 1995. Under the agreement, the Company agreed to acquire all the issued and outstanding shares of NMG's stock in exchange for 4,000,000 (4,000 after given effect of reverse split) shares of the Company's stock. Consummation of the transaction was contingent on effectiveness of the Company's Exchange Act regis tration statement, so that the acquisition was not consummated until February 1997.

         Pursuant to the acquisition agreement, 51% of the outstanding stock of NMG is to be placed in a voting trust with Ally Cat Music, Inc., a company wholly owned by Mr. Baggott, for a term of 10 years, renewable for 10 years, and the Company is enjoined from interference with Ally Cat Music, Inc.'s management of NMC. The Company also agreed to use its best efforts to provide $500,000 of financing for NMC.This obligation was fulfilled on behalf of the Company by its president and chairman, Maurice W. Furlong. Also under the agreement, the Company is entitled to an annual "management fee" in an amount equal to 9% of NMC's gross revenues. Since the effective date of the the stock exchange agreement and the above referenced amedment to the stock exchange agreement the Company has received no management fee.

         The agreement provides that the transaction may be canceled if the Company's stock ceases to be "listed or traded on the NASDAQ Stock Exchange." The effect of this condition is not clear, since the Company's shares have never been listed on NASDAQ, but it is not impossible that such condition could some day be invoked to disassociate NMC from the Company. The agree ment also indicates that NMC's stockholders can void the agree ment if the transaction turns out not to be a tax free transac tion under federal tax laws. While the Company has not obtained an opinion of counsel with respect to this matter, management believes that the exchange of shares is indeed a tax free trans action under the Internal Revenue Code.

         The amendment to the agreement provides that MAI shall be incorporated as a wholly owned subsidiary of the Company. MAI currently has approximately 400 songs NMG represented and warrented that its publishing division owns, free and clear, approximately 400 songs, 200 of which have been recorded as demonstration tapes.

         The Company has yet to receive confimation that the above has been accomplished. Therefore, the Company shall form a wholly owned subsidiary under the laws of the State of Nevada to be named Music Alley, Inc. This subsidiary shall hold title to the above referenced songs.

         Neither Mr. Baggott nor NMG has yet to transfer or assign the songwriter or artist contracts to the Company. In light of Mr.Baggott's previous lack of cooperation, there can be no guarantee that he will comply with the agreement, as amended. Should he continue to fail to comply with the amended agreement, the Company may be required to seek legal action to assure NMG's compliance.

         On August 2, 1984, the Company (under its predessor name of SCN, LTD.) entered into an agreement with JEY to purchase certain Masters in consideration of 400 shares of the capital stock of the Company (then SCN, Ltd.). In addition, the Company agreed to pay JEY a royalty of 1 cent per song for each song sold, whether in an album, single, tape, video or other form of production.

         As discussed above, the Company has received no royalties from the sale or licensing of any song in the Maters. Further more, JEY no longer exists as a corporate entity and the Company has received no notification of any successor entity. In the event that the Company is successfull in collecting royalties or selling any songs,it may be obligated to pay a royalty per the agreement.

         On November 1, 1984, the Company (under its predessor name of SCN, Ltd.) entered into an agreement with BULLETT to purchase certain Masters in consideration of 700 shares of capital satock of the Company (then SCN, Ltd.). In addition, the Company agreed to pay BULLETT a royalty of 1 cent per song for sold, whether in an album, single, tape, video, or other form of production.

         As discussed above, the Company has received no royalties from the sale or licensing of any songs which were the subject of this agreement.Furthermore, BULLETT no longer exists as a corporate entity and the Company has received no notification of any successor entity. In the event that the Company is successful in collecting royalties or selling any songs, it may be obligated to pay a royalty per the agreement.

         3.  Competition and Regulation

          Management is keenly aware of other entities offering similar services and the competition in the music publishing industry is quite intense. There can be no assurance that MAI's strategy of providing songs to various record producers and artisits will withstand competition from more established enti ties. Also, there can be no assurance that Company will ever be able to collect royalties relating to the Masters. Or that the Company will ever be able to license or sell the Masters in the future.

Federal and state laws relating to intellectual property have an extensive impact upon the song writing, music publication, and music recording segments of the entertainment industry. The industry is such that it is highly susceptible to the unautho rized reproduction of previously published material. The Com pany's ability to protect itself from the unauthorized reproduc tion of works generated by its songwriters, along with its abil ity to protect its publishing rights, will be influenced by federal and state copyright, trademark, and service mark laws.

C.       Medical Waste Decontamination Units

         1.  Description of Business

         The Company owns 24 medical waste decontamination units manufactured by a Japanese manufacturer which owns a patent on the units' fume scrubber. Known as MedAway-1, each unit is designed to decontaminate and physically alter up to five cubic feet of medical waste, such as bags, blood lines, syringes, sharps, petri dishes, curettes, and similar items of waste gener ated by hospitals and doctors' offices. The units use a dry heat process, including a patented combination of resistance and "far infrared" quartz heating elements, with a proprietary condenser filtration system that obviates the need for external venting. The units are mobile and self contained. No special wiring, ventilating, or plumbing is needed, nor are building permits required. The units heat the waste load to a temperature at which most viruses are rendered inactive within five minutes. After treatment, waste is considered non-infectious. As the waste load is heated in the unit, the plastics melt, encapsulat ing the sharps and reducing volume by a factor of as much as ten. The units operate silently without shredding, grinding, compact ing, steaming or chemically treating the waste, and are approved by Underwriters Laboratory ("UL").

         The Company intends to lease its units, through MedAway International, Inc.,a newly created Nevada corporation, which is a wholly owned susidiary of the Company,("MedAway Nevada") to hospitals, clinics, doctors' offices, and nursing homes. Between 1993 and acquisition of such units by the Company, four similar units were sold by the company from which the Company purchased its units, MedAway International Inc.,a Delaware corporation,("MedAway Delaware") and management believes such units are operating satisfactorily. MedAway Delaware has no affiliation with the Company nor its wholly owned subsidiary, MedAway Nevada. Management is in the process of formulating a marketing plan and securing liability insurance, but no units have been leased to date.

         The Company intends to contract with third-parties to main tain and repair the units. The Company does not yet have any employees in MedAway Nevada.

         2.  Terms of Acquisition

         The Company acquired its units together with other assets of MedAway Delaware, in June 1996, in exchange for $2,000,000 worth of the Company's common stock, which management determined to be 2,066,115 (2,067 after given effect of reverse split) shares at the time of the transaction. All of such shares have been issued to MedAway Delaware stockholders.

         Among MedAway Delaware's assets was the exclusive right to market and distribute such units in North America, the Caribbean, and Taiwan. Assignment of such right to the Company, however, requires the manufacturer's consent, which will be requested at such time as the Company has the financial resources to put into effect a full-scale marketing plan. The manufacturer's consent is not required for leasing the 24 units the Company acquired from MedAway Delaware.

         3.  Competition

         Competition for MedAway-1 units currently comes principally from incineration and chemical processing, over which management believes the MedAway-1 unit has significant advantages. Inciner ation requires cumbersome equipment and permitting, while chemi cal treatment requires additional disposal arrangements for the residue after treatment. Other systems for treating medical waste are generally more costly. Many utilize grinders and shredders, some treat infected materials with toxic chemicals, and other systems require special power and external venting of emissions. Venting emissions generally involves state and/or federal environmental compliance and permitting issues. In addition, such alternative methods generally generate an end product, disposal of which creates its own environmental compli ance issues.

         If the Company fails to obtain the manufacturer's consent to acquiring MedAway Delaware's distribution rights, however, the manufacturer may be able to sell its units in the United States in competition with the Company, directly or through another distributor. There can be no assurance, moreover, that competi tors with a stronger financial base than that of the Company will not develop alternative processes for the decontamination of medical waste.

         4.  Regulation

         The treatment and disposal of medical waste is subject to federal, state and local regulation, as is the disposal of fumes and other residue created in the treatment of such waste. Ap proximately 10 states do not have mandatory legal requirements for such equipment; of the approximately 40 states which do, the Company believes that its units comply with requirements in at least 26.

         There is a possibility, however, that new regulations may be adopted at the state or federal level, as by amendments to the Medical Waste Tracking Act, which would restrict the disposal of materials such as the end product which remains after treatment in the MedAway-1 units. Such regulations could have a negative impact on the market for such units.

D.       Television Advertising

         1.  Description of the Business

         The Company owns 20 television time credit certificates issued by American Independent Network, Inc. ("AIN"). Each certificate represents that AIN will provide the bearer commer cial air time valued at $5,000,000, calculated at going rates, on AIN's national television network, subject to time availability or agreement on a time plan. At the time the bearer chooses to use the air time, a cash fee of 4% of the value of the air time to be used must be paid to AIN.

         Such certificates contain no restrictions as to transfer ability, assignment or sale. The Company does not intend to engage in the business of marketing television advertising time as such, but it may from time to time market and sell a portion of the advertising time from these television time credit certif icates, as well as utilize such time for its own enterprises. In due course, management plans to use such commercial air time in its marketing of health care facilities described below. The Company's ability to use or sell such certificates has yet to be established, however, and until such value is established, the Company has determined not to ascribe any value to them.

         The Company does not have any employees specifically respon sible for this line of business, and does not anticipate employ ing any in the immediate future.

         2.  Terms of Acquisition

         The Company's television time credit certificates were originally assets of ELF Works, Ltd., a Nevada corporation ("ELF") which the Company acquired in June 1996. Following such acquisition, the television time credit certificates (which had been acquired by ELF directly from AIN in exchange for stock in ELF) were reissued by AIN in the Company's name. Under the terms of the agreement, the Company issued ELF's stockholders 40,000,000 (40,000 after given effect of reverse split) shares of the Company's common stock in exchange for all ELF's outstanding stock. The Company also received a right of first refusal with respect to any sale of the shares issued by it to ELF's stockholders; for a period of five years, the Company has the right to match any offer for the purchase of such shares.Inasmuch as ELF had no significant assets other than its AIN certificates,which are currently in the name of the Company, the Company may dissolve ELF.

         3. Competition; Other Factors

         To the extent that the Company decides to sell rather than use the television time credit certificates, management perceives that competition in the national television market is intense. There can be no assurance that the Company could successfully market and sell such certificates in the event it determines to do so. The value of such certificates may also be affected by AIN's financial ability to successfully continue its operations.

Planned Business

E.       Health Care Centers

         1.  Description of Business

         One of the Company's objectives is to build a network of multi-disciplinary health care centers to provide a combination of primary and alternative health care to the general public. The Company intends to provide the services of general practice medical doctors, chiropractors, physical therapists, and other health care providers under one roof, creating a "one stop" source for a variety of medical services.

         Management believes that today's changing environment for health care delivery will place a premium on consolidation of various types of health care providers into larger entities, and that consolidation and group practice constitute the most desir able environment for medical services in the 1990's and into the next century. Management further believes that consolidation should benefit health care providers by providing standard fees for services nationwide, volume buying to hold down costs, cen tralized billing and purchasing operations, group insurance coverage, a national marketing program, and an integrated network of professionals.

         The Company has no employees at present.

         To commence its program, the Company intends to acquire individual medical, chiropractic, dental, and other practices, with a view to establishing a system with common procedures and marketing. While the Company will seek to acquire the profes sional corporations which operate such practices, in states where such ownership is not permitted, the Company will seek to enter into management contracts. It will then initiate the integration and educational processes necessary to develop a comprehensive health care delivery system. As soon as possible, the Company will seek to relocate such practices into multi-disciplinary health care centers managed by the Company. Management's current plans contemplate that development of its multi-disciplinary health care centers will commence within two years. This delay reflects the complexity of the project and the diversity of the health care areas which the Company seeks to bring together. Ultimately, it plans to create a national network of such multi- disciplinary centers. There can be no assurance, however, that the project can be accomplished in any specific time period, or that, if accomplished, such centers will be successful.

         To ensure and facilitate continuing education for its pro fessional staff, the Company will seek to affiliate its health care centers with recognized medical schools, chiropractic schools, and universities. It will also seek to expand income for its health care staff by providing opportunities to obtain additional certification in related fields, as for example by recredentialling chiropractors as licensed physical therapists. The Company's plans have yet to be implemented, however, and will require substantial funds, availability of which will depend on the Company's success with concentrating and marketing its pre cious metals. There can be no assurance that management will be successful in inaugurating its health care program, or that, if inaugurated, such program will be successful.

         2. Rescinded Agreements for Health Care Practices

     In 1993 and 1994, the Company entered into agreements for the acquisition of 16 chiropractic practices in exchange for shares of the Company's common stock. A total of 3,447,683 (3,448 after given effect of reverse split) shares were issued to sixteen doctors for such practices, but all such exchanges have been rescinded. 1,901,963 (1,902 after given effect of reverse split) of such shares have been cancelled, and management expects the remaining 1,545,720 (1,546 after given effect of reverse split) shares will be returned. None of such acquisitions having been consummated, the Company has not realized any revenues with respect to such practices.

         Such rescissions were the result of discussions of the legal and procedural complications of such acquisitions, it being agreed that consummation of such acquisitions should be deferred until a thorough study is made of legal and regulatory require ments, and orderly arrangements can be made to comply with state laws and regulations. The Company is presently analyzing appli cable laws and regulations with a view to developing a strategy and business plan for this line of business. Many of the indi viduals party to such agreements have assured management of their continued interest in affiliation with the Company.

         To the extent permitted by state, federal and local laws and regulations, it is contemplated that the acquisitions will be structured as exchanges of the Company's stock for stock of the professional corporation owning each practice, with each practice becoming a wholly owned subsidiary of the Company. In other states, the Company will seek to enter into agreements to pur chase assets and manage the practices in exchange for an annual fee and, if permitted, a share of profits.

         3.  Competition in Health Care Industry

         The market for health care services is highly competitive. In addition to competition from other national, regional, and local health care centers, the

Company will be obliged to compete with hospitals, private clinics, physician groups, outpatient clinics, and home health care agencies. Several health care companies and other physician groups provide services like those to be provided by the Company, including companies and groups with established operating histories and significantly greater cash resources than the Company's. To the extent that reform measures proposed by the federal government make prepaid medical care an attractive market and provide incentives to form regional delivery systems, the Company may encounter increased competi tion.

         Management believes the primary competitive factors in health care services are quality of treatment, reliability of service, the ability to schedule patients and report examination results on a timely basis, the ability to comply with the re quirements of regulatory authorities and third-party payers such as Medicare and private insurance companies, and the ability to attract and retain qualified licensed professionals. The Com pany's success will depend, in part, on its ability to compete effectively with respect to each of these factors through proper planning of staffing services, training of staff members in their respective disciplines, quality assurance programs, proper super vision of its staff members, and coordination of treatment plans with patients, patients' families, and the facilities' staff. Management believes its proposed program for recredentialling its staff members will assist the Company in attracting and employing qualified personnel.

         Many of the health care providers against which the Company will compete, however, are substantially larger and better capi talized, and have substantial records of profitable business operations. In addition, many of these competitors have substantially greater financial, marketing, human and other resources than the Company, which may give them competitive advantages in, among other things, the recruitment of licensed professionals, equipment acquisitions, and responding quickly to increased demand for rehabilitation and other services. No assurance can be given that the Company will be able to compete effectively against these other health care providers.

         4.  Regulation of Health Care Providers

         The health care industry is subject to extensive regulation by federal, state, and local governments. The various levels of regulatory oversight will affect the Company's health care busi ness by controlling its growth, requiring licensure and/or cer tification of its facilities, regulating the use of its proper ties, and controlling reimbursements to the Company for services provided. These laws include fraud and abuse provisions in the Medicare and Medicaid statutes, which prohibit solicitation, payment, receipt, or offering of any direct or indirect remunera tion for the referral of Medicare or Medicaid covered services, and laws that impose significant penalties for false or improper billings for physician services. These laws also impose restric tions on physician referrals for designated health services to entities with which they have financial relationships. Violation of these laws can result in substantial civil or criminal penal ties for individuals or entities, including large civil money penalties and exclusion from participation in the Medicare and Medicaid programs.

         In some states, ownership of physicians' practices by pub licly held corporations is prohibited. Management believes, however, that the Company's acquisition of health care practices and operations can be structured in such a way as to comply with existing laws in most states in which it is interested in con ducting such business, or that alternative arrangements can be entered into. Moreover, the laws of most states prohibit physi cians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretation vary from state to state, and are enforced by the courts and regulatory authorities with broad discretion.

         There can be no assurance, however, that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the Com pany's proposed operations, or that the health care regulatory environment will not change so as to restrict the Company's proposed operations or future expansion.

         Through the Medicare program, the federal government has implemented a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjust ments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increase or decrease at the discretion of Congress. RBRVS-types of payment systems have also been adopted by certain private third-party payers and may become a predominant payment methodol ogy. Increased dissemination of such programs could reduce payments by private third-party payers and could indirectly reduce the Company's operating margins to the extent that costs of providing management services related to such procedures could not be proportionately reduced.

F.       Education and Learning Centers

         1.  Description of the Business

         In March 1994, the Company agreed to acquire three learning centers from William Jackson in exchange for 1,200,000(1,200 after given effect of reverse split) shares of the Company's common stock. Two of such centers, located in Toronto, were owned and operated by two Ontario corporations operating under the name "Academy for Mathematics and Science"; the third center was to be opened in the United States. The centers offered remedial courses in mathematics, science, and English to children in grades two through twelve.

         In February 1997, the Company and Mr. Jackson determined to rescind the acquisition of the two centers in Toronto, and Mr. Jackson returned the 800,000 (8,000 after given effect of reverse split) shares issued for these two centers. It was contemplated that Mr. Jackson and his wife, Jacqueline Jordan, would open a center in Reno, Nevada, which would offer remedial courses in mathematics, science, and English to children in grades two through 12, and pre-college and university level courses, with future expansion into computer and internet courses. A deposit had been made on office space in Reno, Nevada, and it was contem plated that Mrs. Jordan would move to the United States to orga nize and manage such center.

     However, Mr. Jackson and Mrs. Jordan altered their plans and have not moved to the United States. In exchange for 400,000 (4,000 after given effect of reverse split) of the original 1,200,000 (1,200 after given effect of reverse split) issued to Mr. Jackson (as stated above, 800,000 (8,000 after given effect of reverse split) shares have been returned by Mr. Jackson) the Company has the proprietary rights and intersts in and to all of the teaching materials, business plan, operational plan and related materials used by Mr. Jackson and Mrs. Jordan in the successful operation of their two Toronto learning centers.

      When revenues from other operations are avaiable, the Company plans on conducting a search for an experienced and successful individual from the private or public education sec tor. This individual shall open and operate the first learning center in Reno, Nevada.

         2.  Risk Factors

         Commercial learning centers are a relatively new industry, for which reason there is not yet significant competition. It is anticipated that increased competition will develop in this field; other organizations providing such services already exist. Operation of private schools is frequently the subject of state and local regulation in the United States, including Nevada. There can be no assurance that the Company will be successful in establishing any learning centers, or that, if it does, such centers will result in profitable operations.

G.       Health Care Education, Research and Development

         1.  Description of Mexican Joint Venture

         In 1994, the Company entered into a joint venture agreement with Immobiliara y Fraccinoadora del 1 Nueva Viscaya, S.A. de C.V. and Oscar Neninger
G. (INMOB) for the development of approx imately 11,625 acres in Sonora, Mexico, for a research and development, educational, and recreational center. Such venture is presently dormant for lack of financing, liens recently at tached to such property, and inability to determine the avail ability or feasibility of developing sewer, water and similar connections.

         2.  Terms of Company's Interest.

         Consummation of the agreement is contingent on the Company's ability to raise financing for project development; if success ful, the Company would receive a two-thirds interest. The Com pany has expended approximately $215,000 in furthering the pro ject, which monies were borrowed from The R.K. Company ("R.K. Company"), a stockholder of the Company. The Company is examin ing its options in light of the fact that financing has not materialized, developments affecting the joint venture's title to the property, and the amount of monies which would be required to effect the first stage of such development, estimated to be approximately $80,000,000. The Company has not yet entered into discussions with any financial institutions or other sources for financing this project. In June 1997, R.K. Company filed a lawsuit for repayment of its loan.

         No assurance can be given that the title will in fact be conveyed as contemplated by the agreement, or that the Company will be able to obtain financing for development of the project. Nor can there be any assurance that, if developed, the project would be completed, and if completed, would be successful.

H.       Contracts to Acquire Real Estate

         1.  Description of the Contracts

         In 1994, the Company entered into agreements with two real estate holding companies then beneficially owned by Robert R. Krilich, Sr., The Senior Group ("Senior Group") and The Rainbow Group ("Rainbow Group"), to acquire a diversified portfolio of properties including commercial, residential, industrial, recre ational, and other real estate. (See Part I, Item 3 "Description of Property".) Subsequently, Senior Group and Rainbow Group merged into The R&S Group ("R&S Group"), all of whose beneficial interests are owned by the Company and controlled by Mr. Furlong as the Company's president. R&S Group is a common law business organization, as were Senior Group and Rainbow Group.

         Subsequently, disputes have arisen with respect to such contracts and the merger of Rainbow and Senior Groups into R&S Group, and none of such properties have yet been delivered into the possession or control of the Company. Such disputes are presently the subject of litigation between the Company and Mr. Krilich and his affiliates; the Company has filed an action to quiet title in the name of its affiliate, R&S Group, to impose a trust on income from the subject properties, for conversion, and for punitive damages, and Mr. Krilich has filed an action for breach of contract, fraud, entitlement to additional consider ation, and/or rescission (see Part I, Item 3 "Legal Proceed ings"). There can be no assurance that the Company will ever acquire title to such real estate, or avoid potential liability for additional compensation.

         Some of the properties acquired or to be acquired from Rainbow and Senior Groups are income producing, but because of the disputes relating to such contracts, such acquisitions have not been consummated, and the Company has not received any income on account of such properties. Most of the properties to be acquired from Senior and Rainbow Groups will require the expendi ture of considerable funds for development. At such time as it acquires title to such properties, the Company will seek to generate funds for developing such properties by selling some or all of those properties which are not income producing; it will also consider the sale of income producing properties. (See
Part I, Item 2 "Management's Plan of Operation".)

         Notwithstanding the Company has yet to consummate the con tract to acquire such property, in August 1996, R&S Group entered into a partnership agreement to develop a hotel on 1.5 acres of land near Route I-95 in Dania, Florida. Under such agreement, the Company would have a 50% interest in the proposed develop ment; the remaining 50% would be owned by Fairdan Suites, Inc., which would also manage the hotel for a fee equal to 5% of gross revenues.
Fairdan was to be responsible for arranging the fi nancing. The Company's interest is subject to transfer of the property in accordance with the terms of the stock exchange agreements with Rainbow Group and Senior Group. The property is one of those subject to the lawsuits filed by the Company and Mr. Krilich, and there can be no assurance that clear title to the property can be obtained (see Part II, Item 2 "Legal Proceed ings"). Nor can there be any assurance that, if clear title is obtained, Fairdan Suites, Inc., will be successful in obtaining financing for the project, or that such development, if effected, will be successful. Such projects are subject to many variables, including but not limited to ordinances, regulations, building codes, availability of labor and materials, availability and terms of financing, and marketability of the development. One year after a hotel opens on the property, the parties' interests become subject to a "buy-sell" agreement, pursuant to which either party must sell its interest at the price offered by the other, or purchase the other's interest at such price.

         The Company may seek to acquire additional real estate for stock, where management believes such property combines attrac tive income with desirable capitalization rates or can be useful in establishing its planned health care centers.
         The Company does not presently employ anyone in its real estate division.

         2.  Terms of Acquisition Contracts

         The agreements with Senior Group and Rainbow Group provided for the Company to acquire 100% ownership of such entities, each of which is a common law business organization, in exchange for 62,374,363 (62,375 after given effect of reverse split) shares and 68,479,611 (68,480 after given effect of reverse split) shares, respectively, of the Company's common stock. All of such shares were assigned to R.K. Company, a common law business organization which the Company believes is beneficially owned and/or controlled by Mr. Krilich. The market price of the Com pany's common stock was agreed to be $2.50 per share as of June 27, 1994, and it was agreed that 50% of the shares to be issued should equal the value of the various properties. As additional consideration, 25,000,000 (25,000 after given effect of reverse split)shares in options were issued to Rainbow Group and 25,000,000 (25,000 after given effect of reverse split) shares in options were issued to Senior Group, in each case exercisable through June 2004. Half are exercisable at $1.00 per share; the remainder are exercisable at the trading price at the close of business on the day before exercise, but in no event less than 110% of the trading price on June 28, 1994. All such options were assigned to R.K. Company and have not yet been exercised.

         It was also agreed that, if the market price of the Com pany's shares declined, the sellers would be entitled to such additional shares as necessary to make up the difference. While the agreement is difficult to interpret and is subject to the various disputes described elsewhere in this report, Senior Group and Rainbow Group have received additional shares amounting to 11,439,300 and 28,909,688, respectively, making a total of 171,202,962 shares issued for such properties. If adjusted to reflect current prices of the Company's stock, the sellers could be entitled to a significant number of additional shares. It is the Company's belief that the sellers made material misrepresen tations as to the value of properties to be acquired from or through Senior and Rainbow Groups, that as a result such proper ties were significantly overvalued, and that the agreement is so unclear that it is impossible to determine what, if any, addi tional shares would be required. Such contentions are included in the claims set out in the Company's lawsuit against Mr. Krilich, the former beneficial owner, and his affiliates, arising out of the contract(s) with Senior and Rainbow Groups (see Part II, Item 2 "Legal Proceedings"). Should the courts disagree with the Company's contentions, the Company's stockholders could incur significant dilution of their investment.

         In June 1994, the Company agreed with the former owners of the Senior and Rainbow Groups that the beneficial interest to the income and expenses of these properties would not inure to Com pany's benefit until such time as its Exchange Act registration became effective. It is the Company's contention that in the meantime, the former owners were to pay all carrying costs of the properties, including interest and taxes, and that the stock issued for such properties is subject to a constructive trust. Notwithstanding that the Company's Exchange Act registration became effective in February 1997, the sellers have yet to pro vide the Company with any income from such properties or any accounting for such income.

         The Company has since determined that with respect to many of such properties, material misrepresentations were made as to value, lack of government permits, liens, inability to deliver marketable title, and/or similar issues. Therefore, the sellers' rights to additional shares of the Company's stock, and the outcome of related issues cannot be determined at this time, but it is not impossible that the contracts could be found void, in which case the Company would not acquire such properties and shares issued in connection with such agreements would be cancel led and returned to the Company. Alternatively, the Company could be found liable for a substantial amount of additional shares. (See Part II, Item 2 "Legal Proceedings".)

         3.  Competition

         In the event such contracts are consummated, the Company will be competing with numerous other real estate companies and individuals with respect to the sale of such properties, the acquisition of other real estate, financing the development of its real estate, and finding suitable tenants or buyers. Compe tition among private and institutional purchasers, both domestic and foreign, for real property investments has increased substan tially in recent years. Increases in demand have resulted in gradual increases in prices paid for real estate, and consequent ly higher fixed costs. With lending restrictions becoming tighter, success in this industry continues to narrow to entities with greater equity positions and professional management teams. There can be no assurance that the Company will be successful in obtaining suitable properties or that if investments are made, the Company's objectives will be realized.

         4.  Regulation

         The real estate development industry is subject to regula tion by federal, state and local governments in numerous ways, including laws and regulations addressing zoning, land use, and environmental issues. The various levels of regulatory oversight could adversely affect the Company's real estate activities.

Item 2.  Management's Discussion and Analysis
                  or Plan of Operation

         The discussion contained in this Item 2 is "forward looking" as that term is identified in, or contemplated by, Section 27A of the Securities Act and
Section 21E of the Exchange Act. Actual results may materially differ from projections. Factors that could cause results to differ materially are described throughout this report.

Plan of Operation

         The Company's plan of operation for the immediate future is to focus on processing its precious metals concentrated ore inventory, for which from $1,000,000 to $5,000,000 will be re quired. The Company will seek to generate such funds by realiz ing the commercial value, directly, through joint ventures, or by sale, of its ore concentrate, its television time credits, its medical waste disposal units, and/or its contractual or other, if any, interests in certain real estate. With one exception here inafter described (see Part I, Item 3 "Description of Property"), the Company has no contracts for such sale or commercialization, and its real estate is the subject of litigation with former owners; accordingly, there can be no assurance that the Company will be successful in selling or commercializing any such assets. The Company will also be required to devote substantial time and resources to prosecution of its claims against Mr. Krilich and his affiliates, and to defend against the claims filed by them (see Part II, Item 2 "Legal Proceedings").

         If needed, the Company may seek to raise funds through a private offering of securities to an institutional buyer or through a registered broker dealer. Up to $5,000,000 would be used to fund equipment and operations for minerals processing and mining; if less is required for this purpose, up to $1,000,000 would be used for the planning and organizational stages of the Company's health care segment, and if its contracts to acquire real estate are consummated, up to $1,000,000 would be used for development of the Company's real estate. A portion of such proceeds would be used for working capital for marketing the Company's MedAway-1 leases, and to provide funding for other business segments of the Company. At such time as cash flow from one or more of these activities permits, the Company will seek to develop its health care line of business.

         1.  Mineral Processing Operations

         The Company has commenced processing its existing inventory of ore concentrates as a matter of first priority.The Company is extracting the "free gold" contained in the ore concentrate. The extracted "free gold" is to be melted into a "common gold bar" in a furnace and sold to a precious metals refinery. The revenues otained as a result of these sales will be used to meet the overhead expenses of the mining operations as well as general corporate expenses. As a result of exracting the "free gold", the Company is also able to further concentrate the remaining pre cious metals ore. It is believed that by further concentrating the ore, the value per ton will increase and the overhead costs of futher processing the ore will be reduced. Independent assays commissioned by the Company have indicated the the concentrated ore inventory contains gold, precious metals of the "platinum group" and various rare earths. This stage of processing is being operated at the mill site, which is at the same Arizona location as the concentrated ore inventory.

         The next stage of operations is to deliver the futher concentrated ore to a smelter for processing into dore' bars. These bars contain a mixture of precious metals. The dore' bars will be then sold to a refiner until such time the Company begins its own smelting operations. The Company is exploring new, alter native technologies for which equipment is more expensive, but which is proprietary, and may therefore require the negotiation of a joint venture arrangement. However, the Company will first attempt to negotiate the purchase of the equipment. To initiate its own smelting of the ore inventory into dore' bars the Company will require significant funding. Over the next three years the Company requires from $1,000,000 to $3,000,000 for equipment and an other $2,000,000 for working capital. It is completed that the source of these funds will come from the sale of the dore' bars, whether they be smelted by a third party or by the Company.

          At such time as the Company's planned facilities for smelting dore bars are operational, it is expected that revenues from this source will generate sufficient cash flow for the continued operation and expansion of the Company's minerals div ision as well as for the needs of its other business segments. Such plans may be impacted by numerous contingencies, including but not limited to the accuracy of the various assays obtained by the Company, the actual quality and quantity of precious metals in such concentrates, the Company's ability to process such concentrates for a reasonable price and market its product, the Company's ability to generate funds through the sale of real estate or its television time credit certificates and/or a pri vate placement offering, the outcome of its negotiations or litigation with Mr. Krilich and his affiliates, and state and federal regulation of the various operations contemplated by the Company.

         2.  Entertainment Division

         At the same time, the Company plans to continue development of any music publishing activities of Nashville Music consultant's, Inc (NMC) [now Nashville Music Group, Inc.(NMG)].The Company's agreement for acquisition of NMC became effective February 4, 1997, and from that time until the amended stock exchange agreement, the Company is entitled to a management fee equal to 9% of NMC's gross revenues.

          The original stock exchange agreement was amended on September 1,1998, effective as of July 1,1997. The terms of the amended stock exchange agreement provide that the Company shall shall receive all of the songs in the publishing division of NMG.

    The publishing division was represented as owning 400 songs, 200 of which had been recored as demonstration tapes. The Company does not have physical possesion of these songs and recordings,nor does it have assignments of the artists contracts or copyrights. If Mr. Baggott or NMG fail to comply with the agreement, legal action may be required to assure compliance with the agreement, as amended.

     Pursuant to the original agreement with NMG, the Company was committed to arrange $500,000 of financing for NMG's development. As acknowledeged and agreed to in the amendement to the exchange agreement, that obligation was fulfilled by the President and Chairman of the Company,Maurice W. Furlong.

         The Company also plans to market it interests in the music publishing catalog acquired from Jey and Bullett. However,as discussed above, the final determination of the ownership of the master recordings may come as a result of the descion of a court of competent jurisdiction. The Company, through its agreement with Artists shall comtinue to pursue a final determination of such ownership and shall pursue the colection of any royalties that may be due.

         However, the Company's plans may be impacted by several contingencies, including but not limited to the ability to ac quire the rights to the above referenced publishing catalogs,the ability to collect any past due royalties, continued demand for the type of music contained in the catalog, its ability to locate and identify talented and marketable country music writers, artists and record producers,its ability to market the song catalogs and its ability to maintain cash flows to support these business activities.

           3.  MedAway Units

         The Company was previously engaged in marketing leases for its 24 MedAway-1 medical waste decontamination units to a hospi tal chain. However, the marketing efforts were not successful. The Company intends to continue its efforts to market leases to hospitals, nursing homes, government entities and related busi nesses as working capital becomes available. If such leases do not materialize, the Company will seek to contract with one or more marketing representatives, and may seek to launch a market ing campaign. When leased, each machine is expected to generate income sufficient to sustain operations for this segment of the Company's business.In the alternative, the Company will seek to sell these units. The Company also plans to seek approval for assignment of the MedAway distribution agreement, or a new dis tribution agreement with the manufacturer as soon as the Com pany's financial resources appear sufficient to support expanded marketing.

         4.  Learning Centers

         The Company had intended to open a learning center in Reno, Nevada, in the fall of 1997. Approximately $50,000 is deemed necessary to commence operations, which funds were to be provided by William Jackson and his wife Jacqueline Jordan. The Company's plan to start-up the learning center in Reno was dependent on Mrs. Jordan's moving to the United States, and on the funding committed by Mr. Jackson. Mr. Jackson's and Mrs. Jordan's plans to provide the funding and move to the United States have not materialized. Therefore, the Company shall move forward with plans to begin the learning center operation in Reno, Nevada. The Company's ability to successfully operate such a laerning center is impacted by, but not limited to, its ability to apply Mr. Jackson's and Mrs. Jordan' business strategy to the United States, and the ability to successfully compete with similar learning centers established in the United States.

     The Company owns the proprietary rights to the materials used by Mr. Jackson and Mrs. Jordan in the successfull operation of their previous learning centers in Canada. the Company will recruit an established educator and administrator. The Company will also be required to do extensive legal research regarding the statutory and regulatory requirements to operate this type of business in the various states.

         5.  Health Care Centers

         The Company continues to plan a national chain of health care centers. Development of this business, however, will require significant investment, including costs associated with background research, professional fees, licensing, and organiza tional activities. It is hoped and anticipated that the Com pany's mineral and real estate sectors will provide funds for the organization of this line of business. The Company anticipates that the planning and organizational phase may be completed in mid-1999, at which time the Company will commence marketing of its health care management and affiliation arrangements.

         Such plans may be impacted by several contingencies, includ ing but not limited to the Company's ability to locate health care providers willing to participate with the Company; consumer acceptance of and demand for the health care centers contemplated by the Company; the Company's ability to generate funds through commercialization of its precious metals concentrate, commercial ization of its television time credit certificates and/or inter ests in real estate, and/or lease of its MedAway-1 units; and state and federal regulation of the industry. When enough affil iates of various disciplines in one area have entered into con tracts with the Company, the Company plans to combine such prac tices into multi-disciplinary health care centers. The goal will be to provide primary and alternative health care at "one stop" health care facilities. It is expected that funding for the multi-disciplinary health care centers will be obtained through traditional financing arrangements, supplemented by funds from the Company's mining and other operations.

         The Company intends to defer further commitments to the joint venture in Mexico in light of unforeseen problems with the joint venture arrangements and title to the real estate in Mex ico. As time and funds permit, the Company will explore the resolution of such problems and the availability of financing for the project.

         6.  Real Estate

         It is the Company's intent to pursue acquisition of the real estate with respect to which it entered into contracts with and issued shares to The Rainbow ("Rainbow") and The Senior ("Se nior") Groups through litigation and settlement negotiations. If successful, the Company will sell at least some of such real estate, particularly those properties which require long term development effort and/or significant financing.

         The Company's ability to sell or otherwise realize income from the properties contracted for from Rainbow or Senior will depend on the outcome of such litigation, and could also be adversely affected by certain court orders affecting Mr. Krilich and his properties. The Company has filed a lawsuit with respect to such properties with a view to perfecting its rights, and is contesting a lawsuit filed by Mr. Krilich for rescission of the contracts relating to such properties. (See Part II, Item 2 "Legal Proceedings".)

         At this time, no assurance can be given that the Company will ever consummate the acquisition of such properties or real ize income therefrom.

         7.  Other Considerations

         To effectively manage the properties which it has acquired or agreed to acquire, the Company will be obliged to perform numerous and extensive administrative functions. Upon completion of the litigation with Mr. Krilich, it will be necessary for the Company to significantly expand its employee base. In addition, it will be necessary for the Company to invest in the purchase of computer and other equipment necessary to monitor the operations of its various lines of business.

         During the next 12 months, the Company will require signifi cant additional funds to effect its plans. As indicated above, the Company is seeking to generate funds by realizing the commer cial value, by sale or otherwise, directly, through joint ven tures, or by sale, of some of its ore concentrate, its television time credits, its medical waste disposal units, and/or its con tractual interests in certain real estate, and/or a private placement offering. The ability of the Company to impliment its plans is largely dependent of its ability to obtain sufficient financing. Absent such financing, the Company may be unable to put its plans into immediate effect. Inasmuch as it is asset based with minimal operations, delay in obtaining such financing is not deemed to pose a significant threat to the Company's viability.

Item 3.  Description of Property

A.       Precious Metal Concentrates and Mineral Rights

         The Company owns a substantial deposit of ore concentrate located approximately 40 miles from Prescott, Arizona, which according to an independent metallurgist/assayer, contains sub stantially in excess of 500,000 tons. Tests by Metallurgical Research & Assay Laboratory of Henderson, Nevada, another inde pendent firm including a registered assayer and analytical chem ist, indicates that such concentrate contains commercial quanti ties of precious metals, including gold, platinum, iridium, and osmium. Sample tests (using a process known as "DCP") indicate as much as one ounce of gold, three ounces of platinum, and 19 ounces of osmium, among other precious and rare earths, in each ton of concentrate. The Company owns the concentrate outright; it also has the mineral rights to 17 claims located on the sur rounding 340 acres pursuant to a mineral lease which expires in 2001. Gold in the form of nuggets was extracted from the property's surface by high grading (the extraction of free gold from the surface) from the 1970s to 1994, when the property rights were acquired by Peeples LLC. The Company's concentrate consists of the tailings from such high grading operations which were placed in a pit. Lease payments are less than $10,000 per year.

         Through Peeples Mining, its wholly owned subsidiary, the Company also owns seven 20-acre lode mining claims near Mesquite, in Clark County, Nevada. This property was acquired by F&H Mining in 1987, and in February 1997, F&H Mining was combined into Peeples Mining. Three composite samples from the top three feet tested by Metallurgical Research & Assay Laboratory indicate commercial quantities of precious metals, including gold, plati num, iridium, and osmium in approximately 1,050,000 tons of head ore. Maintenance of the mineral lease rights requires annual assessment work on the claims, for which approximately $500 per year is currently expended.

         In February 1997, the Company acquired 17 lode claims, including all mineral rights, on 360 acres of land in San Bernardino County, California, approximately 30 miles from Barstow, California. Such property includes a 600 foot deep shaft which operated from approximately 1920 until the late 1930s, when operations were suspended on account of shortages incident to World War II. Although not presently operating, the property was mined by high grading over the past 20 years. Only about one acre has been exploited by such operations.

B.       Contracts to Acquire Real Estate

         The Company has contracts with The Rainbow Group ("Rainbow") and The Senior Group (Senior),now The R&S Group ("R&S") calling for acquisition of certain properties described below. None of such acquisitions have been consummated, however, and Mr. Krilich, the former owner the certificates of beneficial interest in Rainbow and Senior, has filed an action against the Company to rescind such contracts, for breach of certain provisions in the contracts including entitlement to additional consideration, and for fraud. (See
Part II, Item 2 "Legal Proceedings".)

         Deeds to most of the Oakbrook Terrace property have been recorded in the name of R&S Group, which is owned by the Company, but not all of the property contracted for has been conveyed. However, in July of 1997 (after the recording of deeds to R&S), Mr. Krilich caused deeds to the Oakbrook Terrace property to be recorded in the name of an entity or entities which the believes are controlled by him and which purport to convey title to this entity or entities. To accomplish this, Mr. Krilich had signed a deed(s) as an agent of Senior. However, in Novemeber 1995 Senior had ceased to exist, in that Senior and Rainbow were combined into R&S. The Company owns all of the certificates of beneficial interest of R&S and Mr. Furlong, as president of the Company, is the trustee and sole director. It is the Company's position that the July 1997 deed signed by Mr. Krilich has no legal effect (See part II, Item 2 "Legal Proceedings").

     Deeds to the Tennessee properties have been recorded in the names of Senior and Rainbow (now R&S), but Mr. Krilich has caused deeds to the same properties to be recorded purportedly conveying the properties to R.K. Company, which the Company believes is beneficially owned and/or controlled by him. The Company has filed lawsuits seeking conveyance of all the properties to it free and clear of any of any other interests or encumbrances, and seeking to set aside the conveyance to R.K. Company of the Ten nessee properties. (See Part II, Item 2 "Legal Proceedings".) There can be no assurance, however, that the Company will ever effectively acquire such real estate. In the meantime, the Company is attempting to sell whatever interest it may have in certain of such real estate.

         The Company could encounter other problems in consummating the acquisition of some of the properties subject to its con tracts with Rainbow and Senior. In addition to the various law suits between the Company and Mr. Krilich, in September 1995, the U.S. District Court for the Northern District of Illinois entered an order enjoining Mr. Krilich and others from transferring, disposing of, or otherwise dealing with any property owned or controlled by Mr. Krilich in any way which would affect its value, without posting security in the amount of $20,000,000. (See Part II, Item 2 "Legal Proceedings".) It is the Company's position that its agreements with Rainbow and Senior were exe cuted before such order was entered, and that the Company had no information of any proceedings which could restrict its rights to acquire and deal with such properties. The effect of the order on conveyance of the properties subject to the Company's con tracts with Rainbow and Senior cannot yet be determined, but management believes that this issue will be resolved in the near future, by court proceedings if necessary.

         It had been agreed that, pending effectiveness of the Com pany's Exchange Act registration statement, the sellers would keep all income from the properties and pay all taxes and costs relating to maintenance of the properties; consequently, the Company would not be entitled to any income from such properties until February 1997, when its Exchange Act registration in fact became effective. The Company is seeking an accounting and payment from Mr. Krilich for all rents from such properties subsequent to February 4, 1997.

         A number of other disputes have arisen with respect to the obligations of the sellers, both of whom were controlled by Mr. Krilich at the time, under these agreements. (See Part II, Item 2 "Legal Proceedings".) It is contemplated that such disputes will be settled in connection with the above referenced litiga tion. Because of such disputes and litigation, the Company does not have reliable or current information with respect to acreage, size, rents, occupancy, lease terms, or insurance.

         The  Company's   contracts   call  for   conveyance  of  the  following
properties, all of which are subject of the lawsuits described in this report (see Part II, Item 2 "Legal Proceedings"):

         a. 26 rental town houses, a tennis court, and swim ming pool, all part of a development known as Royce Renaissance, in Oakbrook Terrace, Illinois.
                  b. A three story office building, a restaurant/cater ing/banquet facility, a single story building for merly used as a model building for potential apartments, and approximately three acres of va cant land, all part of the Royce Renaissance de velopment in Oakbrook Terrace, Illinois. The buildings require build-out and are presently unoccupied except for one half of the third floor, which is occupied by Mr. Krilich and/or certain affiliated companies. It was intended that this space would be occupied by the Company, but build-out was never completed.
         c. A leasehold interest, believed to have six years remaining, in a property located in Northbrook, Illinois, currently leased to a motel known as The Sybris Inn ("Inn"). The Inn, consisting of 38 specialty cottages, is believed to be leased to an operator for more than $40,000 per month. Lease payments are currently being made to Royce Realty, an entity believed to be owned or controlled by Mr. Krilich.
         d. A 100% interest in the Lakemoor Country Club in the village of Lakemoor, Illinois, including the surrounding 155 acres, clubhouse, lakes, restau rant lease, etc. The Company is not aware of operations, if any, at the golf course.
         e. The Company owns 100% of the beneficial interest in Deer Park Trust, which in turn owns a 45% in terest in a shopping center located in Palatine, Illinois.The trustee of Deer Park Trust is an attorney whom the Company believes is and has been an attorney for Robert R. Krilich, Sr. The shop ping center has been generating revenues and the Company has made several demands on the trustee for an accounting and for his resignation based on a conflict of interest. Neither demands have been met.
         f. A site of approximately 6,200 square feet located in a strip mall in Schiller Park, Illinois, which includes leases for a Denny's Restaurant and a MaCleen's car wash.Rents are being collected by Royce Realty, a company controlled by Mr. Krilich.
         g. 12 acres of undeveloped land zoned commercial, near Stirling Road and Route I-95, in Dania, Florida. A portion of this property is subject to a joint development agreement between The R&S Group and Fairdan Suites, Inc., for development of a hotel (see Part I, Item 1 "Description of Busi ness"), but the pending litigation may not permit the project to move forward.
         h. A 73% interest in the land containing the golf course and club building for Country Lakes Country Club in Naperville, Illinois. Food and beverage operations are believed to be leased to a third party. Subsequent to execution of the Company's contract, the property was found to be possibly subject to forfeiture in proceedings against Mr. Krilich. However, to date there has been no at tempt to seize the property. The Company's posi tion is that the closing on this property took place prior to the entry of any proceed ings insituted against Mr. Krilich. (see Part II, Item 2 "Legal Proceedings").
         i. A water and sewage disposal facility at Lakemoor, Illinois, which was to serve the Lakemoor Country Club and a 500 unit apartment complex. The Company has learned that contrary to Mr. Krilich's representaions, the necessary permits were either not issued or expired, and is the subject of injunction proceedings filed by the Illinois Environmental Protection Agency. (See Part II, Item 2 "Legal Proceedings".)
         j. A restaurant site approximately 6,200 square feet) located at Lawrence Avenue and River Road, Schiller Park, Illinois.
         k. Approximately 419 acres of vacant land in Galatin, Tennessee.Certain parcels are suitable for subdi vision into single-family building lots.Additional parcels are suitable development of a golf course, clubhouse, marina, apartments and a hotel.
         l. Oakbrook Terrace Utility Service, servicing the Royce Renaissance Center and a 17 story office building known as Lincoln Centre.
         m. Approximately 58 acres of undeveloped land zoned commercial on Dickerson Road, in Nashville, Ten nessee.
         n. A 50% interest in a parcel of land just off Route 70 near Bellevue, Tennessee, and approximately 24 acres of land adjoining the above parcel. In addi tion and adjacent to the above is approximately 1500 acres suitable for development with single family homes and a small commercial site adjoining such parcel. Notwithstanding the Company's con tract, this property was recently recorded by Mr. Krilich in the name of The R.K. Company,an entity which the Company believes is controlled by Mr. Krilich. In February 1997, five acres of the 29 acres was sold by Mr. Krilich to a third party for $174,000.

         The Company did not obtain appraisals of such properties; in some cases letters from third party real estate professionals as to the value of the properties to be acquired were supplied by Mr. Krilich; in other cases representations of Mr. Krilich were relied upon. In some cases, the exchange price was based on anticipated income from the property following development.

          The Company believes that, in most cases, material misrep resentations were made as to value and/or other facts about such properties, and that in many cases, clear title cannot be ob tained. As part of the pending litigation, the Company will attempt to adjust the number of shares issued or to be issued to the fair market value of each property, but there can be no assurance that the courts will find in favor of the Company. (See Part II, Item 2 "Legal Proceedings".)

         The shopping center in Pallatine, Illinois, is managed by the joint venture partner; in most other cases where management is required, properties are currently managed by Royce Realty and Management Corp. whose sole stockholder is believed to be The R.K. Company, a stockholder of the Company, or Mr. Krilich, also a stockholder of the Company. (See Part I, Item 7 "Certain Relationships and Related Transactions"). Pursuant to a court order, Royce Realty and Management Corp. monthly reports the income and expenses relating to the proerties which are subject to the exchange agreements (See Part II, Item 2 "Legal Proceed ings"). In the event the acquisitions are consummated, the Com pany plans to sell some properties and perhaps develop some properties as financing permits. Other properties may be leased to others with a requirement that the property be developed. In addition, the Company would terminate any interest or involvement of Royce Realty and Management Corp. in any of the properties and establish a new management team to manage its properties. C. Offices

         The Company's executive offices are located in suite 22F, 100 North Arlington, Reno, Nevada, where it occupies two offices and a store room provided by the Company's president, Mr. Fur long. Mr. Furlong also provides an office in his house at 1030 Arabian Drive, Loxahatchee, Florida. Mr. Pietrzak provides an office for the Company at 289 S. President Street, Carol Stream, Illinois.

D.       Other Property

          The Company combined F&H Mining Corp., Ltd., a Canadian corporation, and Peeples Mining Co., LLC, an Arizona limited liability company into Peeples Mining Company, a Nevada corporation and a wholly owned subsidiary of the Company. Through this subsidiary, the Company owns certain mining equipment, including washer and concentrating equipment, loaders, a bull dozer, and trucks, which the Company values at approximately $410,000 and certain equipment for leaching and testing head ores, valued at approximately $86,000.

         As part of its agreement with Senior Group in June 1994, the Company acquired a 50% interest in Rainbow Air Corporation, which the Company believes owns a 63 foot Sunseeker boat, a 50% inter est in a Hawker aircraft, and a 50% interest in a 110 foot Christenson motor yacht named R Rendezvous, located in Ft. Laud erdale, Florida. The Company also owns directly a 50% interest in the R Rendezvous. The Company's interest in this yacht is an aggregated 75%. Management currently plans to use the R Rendez vous for charter cruises and for promotional purposes. The Company is in the process of reevaluating the exchange agreement transactions to ensure that the number of shares issued accu rately reflect the intent of the parties. Such properties are also the subject of the legal proceedings between Mr. Krilich and the Company, in which the Company is seeking, among other relief, a court mandated reevaluation of the transactions with Mr. Krilich (See Part II, Item 2, "Legal Proceedings").

Item 4.  Security Ownership of Certain
         Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners


         The following table sets forth certain information with respect to the beneficial ownership of each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of October 11, 1999.

  (1)             (2)                   (3)                         (4)
  Title           Name and Address       Amount and Nature
    of            of Beneficial          of Beneficial              Percent
  Class             Owner                Ownership (1),(2)          of Class(2)
  -----             -----                -----------------          --------

Common        Maurice W. Furlong Sr.         14,333,320              21.78%
Stock         100 North Arlington
              (ste. 22F)
              Reno, NV   89501

Common        Robin Ogden                     3,500,000               5.32%
              9595 E. Thunderbird
              #2006
              Scotsdale, AZ 89260

Common        The Depository Trust           47,468,837              72.15%
              Company (Cede & Co.)
              P.O. Box 20
              Bowling Green Station
              New York, NY 10004

Convertible   Mind & Body Associates         99,000,000             73.33%
Preferred     100 North Arlington
              (ste. 22F)
              Reno, NV  89501

Convertible
Preferred     CCMT Family Trust              30,000,000             22.22%
              3106 Trueno
              Henderson, NV  89104
-------------------------------------
1 Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.
2 Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, or conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for any other person.
3        Includes  33,320  shares in the name of  Zarzion,  Ltd. as to which Mr.
         Furlong has voting control pursuant to a voting trust agreement with Zarzion, Ltd., dated April 21, 1997. Such agreement expires in February 2007. The convertible preferred shares owned by Mind & Body Associates are beneficially owned by Maurice W. Furlong. Mr. Furlong is the president and sole shareholder of Mind & Body Associates.

Security Ownership of Management

         The following table sets forth certain information with respect to the beneficial ownership of each officer and director, and of all directors and executive officers as a group as of July 31, 1997.

 (1)             (2)                   (3)                         (4)
  Title           Name and Address       Amount and Nature
    of            of Beneficial          of Beneficial              Percent
  Class             Owner                Ownership (1),(2)          of Class(2)
  -----             -----                -----------------          --------

Common        Maurice W. Furlong             14,333,320(3)             21.78%
Stock         100 North Arlington
              (ste. 22F)
              Reno, NV   89501

Common        Michael J. Pietrzak             2,001,500                  .03%
Stock         100 North Arlington
              (ste. 22F)
              Reno, NV 89501

Common        Alexander H. Walker III         2,001,500                  .03%
Stock         57 West 200 South (no. 400)
              Salt Lake City, UT  84101

              All officers and directors     18,487,820(3)             28.1%
              as a group (three persons)

Convertible   Mind & Body Assoc.             99,000,000                73.33%
Preferred     100 North Arlington
              (ste.22F)
              Reno, NV 89501

Convertible   Michael J. Pietrzak             5,000,000                 2.50%
Preferred     100 North Arlington
              (ste.22F)
              Reno, NV 89501

Convertible   Alexander H. Walker III           250,000                  .002%
Preferred     57 West 200 South (#400)
              Salt Lake City, UT 84101

              All officers and directors    104,250,000                77.13%
              as a group (three persons)

1 Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

2 In accordance with Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, or conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percent age for any other person.

3 Includes 33,320 shares owned by Zarzion, Ltd, as to which Mr. Furlong has voting rights. Does not include 42,910 shares registered in the name of Rainbow Group and 73,814 shares registered in the name of Senior Group, now combined into R&S Group, which have been assigned to R.K. Company but not yet transferred on the books of the Company. Mr. Fur long controls R&S Group on behalf of the Company, which is its beneficial owner. the 99,000,000 shares of convertible preferred shares owned by Mind & Body Associates are beneficially owned by Maurice W. Furlong. Mr. Furlong is the president and sole shareholder of Mind & Body Associates.

     In April 1997, Zarzion, Ltd., entered into a voting trust agreement with Mr. Furlong, pursuant to which Mr. Furlong is entitled to vote the 33,320 shares of the Company's stock regis tered in Zarzion's name until February 2007. Such agreement was entered into between Zarzion and Mr. Furlong individually, and had no relationship to the purchase of Zarzion, Ltd.'s California mining property which took place in February 1997. Zarzion, Ltd. is a Bahamian corporation organized under the laws of Nevis, and is owned and managed by individuals unrelated to the Company.

Item 5.  Directors, Executive Officers, Promoters and Control
         Persons

Directors and Executive officers

         As of September 30, 1999, the directors and executive officers of the Company, their ages, positions in the Company, the dates of their initial election or appointment as director or executive officer, and the expiration of the terms as directors are as follows. Directors are elected at its annual meeting of stockhold ers and hold office until their successors are elected and quali fied. The Company's officers are appointed annually by the Board of Directors and serve at the pleasure of the Board.
                                                                         Term as
                                                                        Director
Name                             Age        Positions Held              Expires
----                             ---        --------------              -------
Maurice W.Furlong,               51        Chairman,Chief Executive
                                           Officer andPresident            2003

Michael J. Pietrzak,             50        Director, Secretary             2003

Alexander H. Walker,III,         38        Director                        2003

         Maurice W. Furlong, 51, has been the Company's President, Chief Executive Officer, and Chairman since November 1984. Mr. Furlong was also the founder of and a consultant to F&H Mining. From 1981 to 1984, he was a business consultant to R.F. Scientific, Inc. Mr. Furlong has been active in business development and capitalization for a number of public companies, including compa nies involved in satellite communications, music recording, motion picture production and distribution, and chiropractic medicine. He was founder of The American Music News, a nationally distributed music news publication of which he served as president from 1979 through 1985. Also from 1979 through 1983, Mr. Furlong was a sales and marketing consultant for Koala Record Co., a record company in Hendersonville, Tennessee. From 1976 through 1979, he was presi dent of Hunter's International Manufacturing Co., a manufacturer and wholesaler of sporting goods. From 1968 through 1976, he was the owner of Furlong Contract Construction Co., a general contrac tor in residential construction in Winan, Michigan. Mr. Furlong is the subject of several court proceedings and cease and desist orders relating to the sale of securities. (See "Certain Legal Proceedings Involving Directors and Officers" below.)

         Michael J. Pietrzak, 50, has been a Director and Secretary of the Company since November 1996. Mr. Pietrzak is an attorney licensed in the State of Illinois with a background in business law, and has provided legal and business guidance to corporate and other business entities on a variety of issues, including real estate, health care, mining, entertainment, environmental matters, finance, international business organization, and banking. He has also counseled clients with respect to litigation, mergers and acquisitions, general issues relating to corporations and other types of business entities, employment issues, state and federal regulations, copyrights and trademarks, marketing, and advertising. He currently works full time for the Company.

    Alexander H. Walker, III, 38, has been a Director of the Company since November 1996. From 1987 through 1993, Mr. Walker practiced law with the firm of Van Wagoner & Stevens, in Salt Lake City, Utah. Since 1993, he has practiced in his own firm and as a sole practitioner, focusing primarily on business and securities litigation. Mr. Walker also has performed securities transactional and general corporate/business work for clients in a variety of industries, including home health care, demolition blasting, dry cleaning, golf course construction and operations, auto parts sales, and dental implant sales and fabricating.

         None of the Company's Directors are directors of other reporting companies.

         There are no family relationships between the directors, executive officers or with any person under consideration for nomination as a director or appointment as an executive officer of the Company.

Significant Employees and Consultants

         The Company currently has no employees except for certain officers and directors. Although certain individuals, including Mr. Furlong and Mr. Pietrzak, have devoted substantial time and energy to the Company's operations, these individuals have not been compensated by the Company.However,in recognition of the substan tial time and energy put forth by Messrs. Furlong and Pietrzak on behalf of the Company, the Board of Directors has agreed to enter into employment contracts with these individuals.

         The effective date of the agreements is that date on which substantially all of Messrs. Furlong and Pietrzak time and efforts were devoted to the business of the Company. The amount of compensattion shall be in accordance with industry standards for as aplied to Companies similar in assest size, diversity of operations and complexity of issues. Niether Mr. Furlong nor Mr. Pietrzak shall receive any compensation until such time that the Company generates revenues.

         In November 1996, Messrs. Pietrzak and Walker and a former Director, Ms. Barbara L. Krilich received stock from the Company as an incentive to becoming directors (no services being required), and each has received some compensation, including professional fees, from certain third parties who will not be reimbursed by the Company. By Board of Director resolution on December 22, 1997,the award of stock was voided and held for naught. Mr. Pietrzak,Mr. Walker and Ms. Krilich returned the stock to the Company.


      The Company is not a party to any collective bargaining agreement.

         In January 1996, the Company entered into an agreement with Mr. Krilich, pursuant to which Mr. Krilich was to provide advice and consulting services with respect to management and organization of the Company, its financial policies, real estate development and financing arrangements, and other matters arising out of the Company's business. The Company agreed to pay Krilich on a per- project basis, each project to be chosen and assigned by the Company. The agreement is for a 10-year period with automatic renewal periods of 10 years each, which renewals are at the option of the consultant. The fee to be paid to Mr. Krilich has yet to be determined, but it was agreed that he would not be entitled to any payment until seven months after the effective date of the Com pany's Exchange Act registration. In light of the disputes which have arisen between Mr. Krilich and the Company and its management, it is unlikely that the Company will call on Mr. Krilich's ser vices. As a precautionary measure, the Company has sent written notice to Mr. Krilich stating he has no authority to act on the Company's behalf for any purpose.

Certain Legal Proceedings Involving Directors and Officers

         In December 1994, the Securities Commissioner for South Carolina entered an Order to Cease and Desist from Selling Unregis tered Securities and Notice of Right to Hearing in an administra tive proceeding before the South Carolina Securities Division against the Company, Maurice Furlong, Craig Furlong, and James Troester. At the time in question, Messrs. Furlong, Furlong, and Troester were officers of the Company. Such order contained allegations of sales of unregistered securities, sales of securi ties by unregistered agents, and fraud in the sale of securities. The order denied the availability of exemptions from registration requirements under South Carolina law with respect to certain transactions involving the sale of the Company's stock in South Carolina; ordered the respondents to cease and desist from issuing, offering, and selling securities issued by the Company to persons in South Carolina until the respondents became licensed broker-dealers or agents; and prohibited respondents from making any offer or sale of any security to any entity or person in South Carolina by means of false or fraudulent sales practices.

         In March 1994, in an action brought by the Tennessee Securi ties Division, the Commissioner of Commerce and Insurance for Tennessee entered an Order to Cease and Desist whereby the Company, its predecessor, SCN Ltd, and Maurice Furlong, James Troester, and certain others were ordered to cease and desist from (i) the further offer or sale of stock subscriptions of the Company from, to or into the State of Tennessee until such time as such securi ties are effectively registered with the Tennessee Securities Division; (ii) conduct as a broker/dealer in Tennessee until such time as such person are effectively registered with the Tennessee Securities Division; (iii) advertising stock subscriptions; (iv) making any untrue statement of a material fact or failing to state a material fact necessary in order to make the statements made, in the light of circumstances in which they are made, not misleading; and (v) aiding, abetting, or helping any of the respondents in any of such violations.

         In 1988, the U.S. District Court for the Middle District of Tennessee entered a Final Judgment of Final Injunction against the Company and its then officers and directors (including Messrs. Furlong, Furlong, and Troester) enjoining the them from, among other things, offering or selling common stock of SCN Ltd. unless and until a registration statement has been filed with the Securi ties and Exchange Commission as to such securities and from employ ing any device scheme or artifice to defraud in connection with the sale of SCN common stock.

         None of the Company's Directors or executive officers have, in the past five years, been (i) involved in any bankruptcy pro ceedings or (ii) subject to criminal proceedings or convicted of a criminal act, and, except as indicated above, none of the Company's Directors or executive officers have, in the past five years, been (iii) subject to any order, judgment, or decree entered by any Court for violating any laws relating to business securities or banking activities; or (iv) subject to any order for violation of federal or state securities laws or commodities laws.


Item 6.  Executive Compensation

         The following table sets forth the compensation paid or accrued by the Company during the years ended December 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer and other officers and Directors whose compensation exceeded $100,000 in any one year.



                                        Summary Compensation Table

                                   Annual Compensation            Long-Term Compensation
                                 ----------------------------------------------------------------
         (a)               (b)        (c)         (e)         (f)         (g)     (h)       (i)
                                                Other     Restricted   Options/            All
                                                Annual    Stock        SARs      LTIP      other
Name/Principal Position    Year     Salary      Comp.     Awards       (#)       payouts   comp.
-------------------------------------------------------------------------------------------------
Maurice Furlong/
CEO, and Chairman          1999       -0-        -0-        -0-         -0-       -0-       -0-
                           1998       -0-        -0-        -*-         -0-       -0-       -0-
                           1997       -0-        -0-        -0-         -0-       -0-       -0-
                           1996       -0-        -0-        -0-         -0-       -0-       -0-
                           1995       -0-        -0-        -0-         -0-       -0-       -0-
                           1994       -0-        -0-        -0-         -0-       -0-       -0-

Michael J. Pietrzak/       1999       -0-        -0-        -0-         -0-       -0-       -0-
Secretary                  1998       -0-        -0-        -0-         -0-       -0-       -0-
                           1997       -0-        -0-        -0-         -0-       -0-       -0-
                           1996       -0-        -0-        -0-         -0-       -0-       -0-

*  See discussion below.

There were no options granted in the last fiscal year to any of the Company's officers or Directors.

                                         45
Compensation of Directors

         Members of the Board of Directors do not receive cash compen sation for their services as Directors, except that, as an incentive to their becoming members of the board, 750,000 shares were issued to three new members in November 1996. In addition, Directors are not presently reimbursed for expenses incurred in attending Board meetings.

         On November 1, 1996, Mr. Pietrzak, Ms. Krilich, and Mr. Walker were each awarded 250,000 shares of the Company's common stock as compensation for becoming directors.On December 22, 1997 this award was voided and held for naught. Mr. Piertzak, Ms. Krilich and Mr. Walker have since then returned these shares to the Company.

          In recognition of the fact that the Company's continued operations were due largely to the efforts of Maurice Furlong, and the fact that Mr. Furlong basically had not been compensated for his services, in October of 1998, the Company issued 200,000,000 shares of its preferred stock to Mr. Furlong.

          In 1999, Mr. Furlong compensated Michael Pietrzak for his services to the Company by transferring 5,000,000 shares of Company's preferred stock to Mr. Pietrzak. Such shares came from Mr. Furlong's personal holdings and this transaction did not involve the issuance of shares by the Company. Item 7. Certain Relationships and Related Transactions

          In 1999, Mr. Furlong compensated Alexander Walker III for his services to the Company by transferring 250,000 shares of Company's preferred stock to Mr. Walker. Such shares came from Mr. Furlong's personal holdings and this transaction did not involve the issuance of shares by the Company. Further, in 1999, Mr. Furlong compensated Alexander H. Walker III for his services to the Company by transferring 2,000,000 shares of Company's common stock to Mr. Walker. Such shares came from Mr. Furlong's personal holdings and this transaction did not involve the issuance of shares by the Company.

          Certain individuals interested in the Company's success have contributed and continue to contribute time, office space, and travel, telephone, compensation to independent consultants and professionals, and other expenses, without compensation.

         The following information is presented to provide continuity of the information disclosed in this registration statement, even though it may not be required by Regulation S-K or Regulation SB "Certain Relationships and Related Parties".

         In March 1994, the Company agreed to acquire all the outstanding stock of F&H Mining in exchange for stock of the Company (see Part I, Item 1 "Description of Business"). At the time of such agreement, members of the family of Maurice Furlong, the Company's President and Chairman, owned stock in F&H, and Mr. Furlong's son, Craig Furlong, was F&H's president. In connection with such transaction, Maurice Furlong received 12,000,000 (1,200 after given effect of reverse split) shares of the Company's common stock for the sole purpose of distributing same to the shareholders of F&H pursuant to the stock exchange agreement. Such transaction cannot be deemed to have been negotiated at arms length. In the opinion of the Company's manage ment, the terms of such agreement were as favorable to the Company as would be available from any third party.

         Barbara L. Krilich, who served as the Company's Treasurer and a Director from November 1996 through April 1997, is the daughter of Robert R. Krilich, Sr. In November 1997, Ms. Krilich received 250,000 (25,000 after given effect of reverse split) shares of the Company's common stock without any obligation to perform future services, as an incentive to becoming a member of the Company's board of directors, she has since that time returned those 250,000 (25,000 after given effect of reverse split) shares to the Company. While Ms.

Krilich was not a director or officer at the time the Company entered into the agreements for purchase of the Senior Group and Rainbow Group properties, or at the time the Company entered into the consulting contract with her father, her relationship to Mr. Krilich created a conflict of interest by virtue of the Company's pending disputes relating to the acquisition of such real estate and the disposition to be made of Mr. Krilich's consulting contract. Because of such conflicts, Ms. Krilich resigned from the Board of Directors and as an officer of the Company on May 5, 1997.

         In November 1995, the Company borrowed $462,809 from Mr. Krilich's affiliate, R.K. Company. Such loan is represented by two notes which were due in May 1996, with interest at 10%. Approxi mately $195,000 of such notes was used as down payment on a contract to purchase a mining property which was subsequently cancelled. In March 1997, the Company repaid R.K. Company such $195,000. Payment of the balance due on these notes is overdue, and is accruing interest at the rate of 18% per annum.

         At the time the Company entered into its initial agreements with Senior Group and Rainbow Group for the acquisition of real estate in exchange for shares of the Company's common stock, Robert R. Krilich, Sr., was the beneficial owner and controlling person of such entities, but he was not at that time an officer, director, or significant stockholder of the Company.

         At the time the Company entered into the agreement with Mr. Krilich for consulting services, Mr. Krilich was the owner of a substantial portion of the Company's outstanding common stock. Such agreement was made in the context of negotiations on acquisition of the Company's real estate, and should not be considered indepen dently.

         Most of the properties to be acquired by the Company pursuant to the Stock Exchange Agreements with Senior Group and Rainbow Group are currently managed by Royce Realty, an Illinois corporation which has been in the business of managing real estate since the mid-1960's. It is the Company's understanding that R.K. Company and/or Mr. Krilich, major shareholders of the Company, may be the controlling shareholder(s) of Royce Realty, and that Mr. Krilich is the benefi cial owner of and/or controls R.K. Company. The arrangements with Royce Realty were entered into by Senior and Rainbow Groups before the Company controlled them or either of them. The Company's Illinois lawsuit includes a demand for termination of Royce Realty's and Mr. Krilich's interest in and control of the properties assigned to R&S Group. (See Part II, Item 2 "Legal Proceedings".)

         Mr. Pietrzak, a Director of the Company and its Secretary, also provides legal services to the Company. In November 1997, Mr. Pietrzak received 250,000 (25,000 after given effect of reverse split) shares of the Company's common stock without any obligation to perform future services, as an incentive to becoming a member of the Company's Board of Directors, he has since that time returned that stock to the Company. From 1992 to 1996, Mr. Pietrzak also served as counsel to Royce Realty and to various other business organizations owned or controlled by Mr. Krilich, including Senior Group and Rainbow Group. In November 1996, Mr. Pietrzak severed all relationships with Mr. Krilich and his organizations, and fully devoted his attention, efforts and time to the Company. Such previous relationships could create a conflict of interest with respect to the disputes between the Company and Mr. Krilich.

         Mr. Walker, a Director of the Company, also provides legal services to the Company. In November 1997, Mr. Walker received 250,000 (25,000 after given effect of reverse split) shares of the Company's common stock without any obligation to perform future services, as an incentive to becoming a member of the Company's Board of Directors, he has since that time returned that stock to the Company.

         In March 1994, the Company entered into agreements to acquire all the issued and outstanding stock of Academy for Mathematics and Science, which owned two learning centers in Toronto, Ontario. The centers were operated by Ms. Jacqueline Jordan, the wife of Mr. William Jackson, a consultant to the Company; a third center was planned to be opened in the United States. 1,200,000 (1,200 after given effect of reverse split) shares were issued for these transactions, 400,000 (400 after given effect of reverse split) shares being allocated for each. Consummation of these transactions was contingent on a number of events and subject to a number of conditions subsequent. In January 1997, it was mutually agreed that the Company should not acquire the two learning centers in Toronto. Mr. Jackson has returned the 800,000 (800 after given effect of reverse split) shares received for these centers, and has agreed to commit $50,000 towards the establishment of a new center in Reno, Nevada, under the name "Learning Centers of America". (See Part I, Item 1 "Description of Business".)

         At the time the Company issued 375,000,000 (375,000 after given effect of reverse split) shares of its stock to Zarzion, Ltd., in exchange for its 17 lode claims in California, Zarzion, Ltd., was the owner of approximately 87,737,143 (87,738 after given effect of reverse split) shares orapproximately 21% of the Company's then issued and outstanding shares. Notwithstanding this interest, the Company believes the terms of such acquisition were as favorable as would have been obtainable from any third party. As of October 11, 1999 Zarzion only owns 33,320 shares of the Company's issued and outstanding stock.

Item 8.  Description of Securities.

          The Company's articles of incorporation currently provide that the Company is authorized to issue 1,100,000,000 shares of capital stock, consisting of 900,000,000 shares of common stock, par value $.001 per shares, and

200,000,000 shares of convertible preferred stock, par value $.001 per share. As of December 8, 1999, 67,787,788 shares of common stock were outstand ing and 135,050,000 shares of preferred stock were outstanding.

           On August 28, 1997, the Board of Directors unanimously adopted a resolution authorizing the officers of the Company to effectuate a reverse stock split of the Company's common stock. The officers were given authority to use their discretion as to the timing of and the number of current shares to be exchanged in the reverse stock split. The officers exercised the authority given by the Board of Directors and effective June 30, 1998 a 1 for 1,000 shares, reverse stock split took place. There were no fractional shares issued and any stock holder with less than 1 share after the reverse split, was given 1 full share. On the date of the reverse stock split there were 871,068,000 shares outstanding which were reduced to 871,098 after the reverse split.

Common Stock

         Each holder of record of the Company's common stock is entitled to one vote per share in the election of the Company's directors and all other matters submitted to the Company's stockholders for a vote. Holders of the Company's common stock are also entitled to share ratably in all dividends when, as, and if declared by the Company's Board of Directors from funds legally available therefor, and to share ratably in all assets available for distribution to the Company's stockholders upon liquidation or dissolution, subject in both cases to any preference that may be applicable to any outstanding preferred stock. There are no preemptive rights to subscribe to any of the Company's securities, and no conversion rights or sinking fund provisions applicable to the common stock.

         Neither the Company's articles of incorporation nor its bylaws provide for cumulative voting. Accordingly, persons who own or control a majority of the shares outstanding may elect all of the Company's directors, and persons owning less than a majority could be foreclosed from electing any.

Preferred Stock

         The Company is authorized to issue preferred stock from time to time, in one or more classes or series, each class or series to have such voting rights, designations, preferences, and relative rights as may be fixed by the board of directors. The consent or approval of the Company's stockholders is not required. The preferred stock may rank senior to the common stock with respect to dividends, distribu tions in liquidation or dissolution, or both, and may have extraordi nary or limited voting rights. In October 1998, 200,000,000 shares of convertible preferred stock were issued to Maurice W. Furlong. As of December 8, 1999, 135,050,000 shares were outstanding.

          On December 7, 1999, the Board of Directors unanimously passed a resolution granting voting rights to the holders of convertible preferred stock. Each share of convertible preferred stock has four votes as compared to one vote for each share of common stock. Therefore, the holders of shares of preferred stock have four votes as compared to the holders of common stock who have one vote.
                                       50

 PART II

Item 1.  Market Price of and Dividends on the Registrant's
         Common Equity and Other Stockholder Matters

         The Company's stock is currently traded over the counter. Quotations are carried on the National Association of Securities Dealers, Inc.'s "Bulletin Board" under the symbol "HCCA".

         The following table sets forth the range of high and low bid prices for the Company's common stock for the indicated periods as reported by NASDAQ's Bulletin Board research service. Such quota tions reflect inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions:

                                                           High Bid   Low Bid
                                                           --------   -------
         1999     Quarter ended September 30               $ 0.108    $ 0.02
                  Quarter ended June 30                      0.35       0.0313
                  Quarter ended March 31                     0.15       0.0625

         1998     Quarter ended December 31                $ 0.05       0.0625
                  Quarter ended September 30                 1.25       0.125
                  Quarter ended June 30                      0.055      0.007
                  Quarter ended March 31                     0.025      0.0015

         1997     Quarter ended December 31                $ 0.0275   $ 0.001
                  Quarter ended September 30                 0.07       0.015
                  Quarter ended June 30                       .105    $  .021
                  Quarter ended March 31                      .47        .10
         1996
                  Quarter ended December 31                $  .60     $  .17
                  Quarter ended September 30                 1.50        .50
                  Quarter ended June 30                      2.10        .50
                  Quarter ended March 31                     2.00       1.25

Holders

         The approximate number of record holders of the Company's common stock as of October 11,199 was 1,396. The record holders on the Company's convertible preferred stock of December 8, 1999 were 4.

Dividends

         The Company has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future. The Company currently intends to retain any earnings for the operation and expansion of its business.

Item 2.  Legal Proceedings

A.  Mar-Pro Transaction

         In September 1996, the Company brought an action against Mar-Pro Services, Ltd., an Irish corporation ("MarPro"), Asset Resource Management, and Robin Rood IV, in the Second Judicial District Court, Washoe County, Nevada, to rescind the purchase of certain ore concen trates by the Company.
         In March and August of 1995, the Registrant entered into two agreements for the purchase of a total of 150 tons of ore materials represented to be highly concentrated. 41,749,500 (41,750 after given effect of reverse split) shares were issued for this ore, whose value was represented to be in excess of $100,000,000. The first agreement, dated March 15, 1995, was with Mr. Rood doing business as Asset Resource Management; under that agreement, the Company pur chased what was represented to be 80 tons of concentrated ore material with a value of approximately $55,000,000; the second agreement was with Asset Resource Management and Mar-Pro, pursuant to which the Company purchased what was represented to be an additional 70 tons, with a value in excess of $45,000,000. The concentrate was delivered by Mar-Pro and is stored in sealed and numbered containers at warehouses in Las Vegas, Nevada, and Long Beach, California.

         The Company's suit alleges that the concentrate delivered by Mar-Pro and Asset Resource Management did not assay at the value represented by Mar-Pro and Mr. Rood, but on the contrary has no value at all. In October 1996, the Company obtained a preliminary injunction enjoining the transfer of the Company's stock issued in connection with such transactions. The Company has cancelled the 41,749,500 (41,750 after given effect of reverse split) shares issued in connection with such transactions, and such shares are no longer listed as outstanding in the Company's books and records.

B.       Actions between the Company and Robert R. Krilich, Sr. and
Affiliates

         As pointed out above (see Part I, Item 3 "Description of Property"), the Company asserts that its right to the properties and income from the properties subject of its contract(s) with Senior Group and Rainbow Group (now R&S Group) has now vested, but the persons controlling such properties have filed an action to rescind the Company's agreements relating to such real estate, and continue to retain the revenues from such properties. While deeds have been delivered made out to Rainbow Group and/or Senior Group (now R&S Group), such deeds have not, with the exception of deeds to certain properties in Tennessee and Oakbrook Terrace, Illinois, been recorded because of the pending litigation and because of court orders against Mr. Krilich. In connection with the pending litigation, the Company intends to seek an adjustment of the number of shares due Mr. Krilich and his affiliates where it appears that the property was grossly overvalued or clear title cannot be obtained, including shares previously issued as well as shares allegedly due on account of declines in the market price for the Company's stock.

         In April 1997, the Company (through its wholly owned division, R&S Group) and Maurice Furlong, individually and as a director/trustee of R&S Group, filed a law suit in the Circuit Court of DuPage County, Illinois, against Royce Realty, Mr. Krilich, R.K. Company, Senior Group, Rainbow Group, and others. Such action seeks a declaration that R&S Group is the sole owner of any all real and personal property owned by Rainbow Group and Senior Group, a constructive trust on the rents and income obtained from the properties assigned to R&S Group, an accounting for such rents, delivery of the proper deeds, bills of sale, and documents of title to the personal and real property assigned to R&S Group, and punitive damages. The Company also filed actions in Tennessee to quiet title to those properties located in Tennessee; such action is now pending in the U.S. District Court for the Middle District of Tennessee.

         In June 1997, Mr. Krilich, R.K. Company, and Royce Realty filed a law suit in the Circuit Court of DuPage County, Illinois, for relief and damages against the Company, Mr. Furlong, Mr. Pietrzak, James Troester, and R&S Group. Such action alleges breach of the Company's obligations (i) to issue all the stock required to be issued under the Company's contracts with Rainbow and Senior Groups, (ii) failure to issue additional stock to Rainbow and Senior
Groups to make up for the subsequent decline in the market price for the Company's stock, (iii) failure to finance construction at Renaissance Center at Oakbrook Terrace, (iv) failure to pay Rainbow Air's opera ting expenses, (v) failure to finance construction and operations at certain properties (Lakemoor Country Club and Renaissance Center) transferred by Rainbow Group, (vi) failure to finance property in Aspen Colorado, and (vii) failure to remove transfer restrictions from plaintiff's stock. Plaintiffs demand rescission of the contracts with Senior and Rainbow Groups. Plaintiffs further allege fraud on the basis that the defendants never intended to perform their obligations under the contracts sued on, misrepresented who would control R&S Group following merger of the Senior and Rainbow Groups, and alleges that Mr. Pietrzak received compensation from the Company at the same time he was being compensated by Mr. Krilich. Plaintiffs seek findings that defendants are in default of the contracts with Rainbow and Senior Groups, rescission of such contracts and conveyance of the beneficial interests in Rainbow and Senior Groups to Mr. Krilich, an injunction against Mr. Pietrzak from performing services for any other person in matters involving Mr. Krilich. While admitting that certain payments to which plaintiffs might be entitled have yet to be made, defendants deny any wrongdoing and aver that the contracts are binding, subject to set-offs for misrepresentations made by the sellers and seller's inability to deliver certain titles. Mr. Pietrzak avers that Mr. Krilich was aware that his services were to document agreements which had been negotiated by the parties, and that

Mr. Krilich was fully aware that Mr. Pietrzak was working for the Company as well as himself and at various times had directed Mr. Pietrzak to perform services involving both parties.

         R.K. Company's action also alleges indebtedness on the part of the Company in the amount of $3,100,000 and the value of 58,000,000 shares of its common stock as of September 29, 1995, plus "vexatious interest". The Company denies any such indebtedness, for the reason that the third persons party to such contracts refused to perform, for which reason they were valueless. R.K. Company's action also alleges indebtedness on the part of the Company in the amount of $1,000,000 and the value of 40,000,000 shares of its common stock as of September 29, 1995, plus interest. The Company denies any such indebtedness, for the reason that the third persons party to such contracts refused to perform, for which reason they were valueless. R.K. Company's action also alleges indebtedness on the part of the Company for the value of 17,187,500 shares of the Company's stock as of July 13, 1996, plus $1,000,000 exemplary damages, for cancellation of 17,187,500 shares issued to Mar-Pro and assigned to R.K. Company. Such shares were cancelled as a set off of certain indebtedness to the Company on the part of Mar-Pro. See "Mar-Pro Transaction", Subsection A above.

         R.K. Company also alleges indebtedness on the part of the Company in the amount of $771,474 on account of various unpaid loans and notes. Mr. Krilich's action also alleges indebtedness on the part of the Company in the amount of $8,351 on account of certain advances made by him in connection with the proposed project in Mexico. It is the Company's position that the parties were to absorb their own expenses, and that it never agreed to pay those of Mr. Krilich. Mr. Krilich's action also alleges indebtedness on the part of the Company and Mr. Furlong in the amount of $153,560 on account of a purported agreement by them to service the debt on certain real estate pursuant to a letter of intent for purchase of such property, which agreement the Company and Mr. Furlong deny. Mr. Krilich and Royce Realty also allege indebtedness on the part of the Company in the amount of $60,538 for various secretarial, security, and other services. All of such allegations are denied by the Company.

         Mr. Krilich's action also alleges indebtedness on the part of Mr. Furlong in the amount of $42,350 on account of various unpaid loans and notes, $10,000 for certain stock paid for but not deliv ered, and $48,790 for unpaid rent. Mr. Furlong denies such indebted ness, alleging that all such payments were for services relating to the real estate for which Mr. Krilich was responsible pending transfer to the Company, and that no rent was payable inasmuch as Mr. Furlong had fully paid such rent through such time as Mr. Krilich transferred the property to the Company. Mr. Krilich's action also alleges indebtedness on the part of Mr. Furlong for the value of 50,000,000 shares of the Company's stock as of June 1996, plus $1,000,000 exemplary damages, for shares delivered to Mr. Furlong for use as security for a loan unrelated to Company business from a third party; Mr. Furlong denies that such shares were loaned and rather reflected Mr. Krilich's contribution to stock to be transferred to others. See "Mar-Pro Transaction", Subsection A above.

         In June 1997, Rainbow Air Corporation ("Rainbow Air"), an affiliate of Mr. Krilich, filed a law suit in the Circuit Court of DuPage County, Illinois, against the Company and Mr. Furlong for $3,712,091 on account of a yacht charter agreement. The Company denies that any payments remain due to Rainbow Air, it being management's belief that Rainbow Air is 50% owned by the Company, and that all payments due have been made in the form of shares of the Company's stock as contemplated by the parties' agreement. (See Part I, Item 3 "Description of Property".)

         In August 1997, Robert R. Krilich, Roseann Loesch and Gregory Loesch (Mr. Krilich's daughter and son-in-law), on behalf of themselves and all other similarly situated stockholders of the Company, filed an action in the Circuit Court of DuPage County, Illinois, against the Company and certain of its officers and directors. The action alleges that the Company's acquisition of Peeples Mining, F&H Mining and the mining claims near San Bernardino, California, were void due to alleged interests of Mr. Furlong in such properties at the time of acquisition. Mr. Furlong denies the allegations of such complaint, pointing out that the Company's board was at all times aware of any interests he may have had in the properties being acquired. Mr. Furlong further denies any interest in the San Bernardino property at any time. The action also alleges that the value of the 375,000,000 shares issued for the San Bernardino mining interests exceed the value of those interests. The Company has independent third party data which supports the Company's position that the value of the San Bernardino mining interests exceed the value of the shares issued. The Company further maintains that this transaction was fair to the Company and that voiding the transaction would not be in the best interest of the Company's stockholders. Mr. Furlong and the Company are vigourously defending this action.

         Management cannot predict the outcome of these actions, nor what effect they might have on the Company, its operating results or financial condition. Management doubts that an adverse decision with respect to the real estate would result in a judgment for money damages against the Company, and believes that in the event the contracts with Rainbow and Senior Groups were held to be terminated for lack of performance or otherwise, the Company would lose its rights to such real estate described herein, but by the same token would likely be entitled to cancel the shares issued to Mr. Krilich and/or his affiliates in exchange for such properties. The Company believes it has valid defenses to the other claims of Mr. Krilich, R.K. Company, and Rainbow Air, but there can be no assurance that such defenses can be documented, and the Company might be found liable on one or more of such notes or claims for monies loaned.

         These lawsuits have been consolidated into one case, before one judge and have set for trial begining on October 6,2000.

C.       Third-Party Proceedings Involving Robert R. Krilich, Sr.

         It is management's understanding that Robert R. Krilich, Sr., a shareholder of the Company, owns or controls all or a majority interest, directly or indirectly, in R.K. Company, which is the owner of more than 5% of the Company's issued and outstanding shares.

         Mr. Krilich has been named a defendant in at least the actions listed below. Several of such actions involve parcels of real property which are the subject of agreements between the Company and Senior Group and/or Rainbow Group, and such actions could affect the Company's ability to consummate the acquisition of such properties and utilize them in its business.

         Further, the Company believes that it may be the target of claims that the Company is no more than a vehicle for the transfer of real estate by Mr. Krilich. It is possible, therefore, that plaintiffs in these actions may claim that the Company is the alter ego of Mr. Krilich, or that Mr. Krilich has used the Company to hide or shelter assets. It is the Company's opinion that such claims would be groundless. Nevertheless, to the extent that the Company must defend itself in any action based on such claims, or to the extent such actions involve real property the Company has agreed to acquire, the following actions may have a negative effect on the Company's operations. However, the management cannot predict or determine the expected impact to the Company's operating results and financial condition.

         1.  Environmental Proceedings, Oakbrook Terrace Property


         In August of 1992, the United States filed a complaint in the U.S. District Court, Northern District of Illinois, against Mr. Krilich and other entities which the government claimed were closely held by him. The complaint alleged that defendants had discharged fill material into woodlands on two Chicago area construction sites without permits in violation of the Clean Water Act. The parties entered into a consent decree which, among other things, provided for a remediation plan which would bring the property in question into compliance with federal law. In April 1996, the United States brought an action alleging violation of such consent decree, seeking sanctions for violation of the decree and enforcement of its remedi ation provisions. The action involves the Company's property in Oakbrook Terrace, Illinois, and Sullivan Lake property in Lakemoor, Illinois, identified in Part I, Item 3-"Description of Property", above, and could have a negative effect on the Company's ability to operate, sell, or otherwise utilize such property. Such litigation is believed to be still pending. Management cannot predict nor determine the expected impact on the Company's operating results and financial condition.

         2.  Environmental Proceedings, Lakemoor Utilities

         In September 1996, the Illinois Environmental Protection Agency filed an action in the Circuit Court, Lake County, Illinois, against Mr. Krilich, Royce Realty, and Parkway Bank & Trust, to enjoin operation of the waste water treatment facility operated by defen dants, and to impose monetary fines and penalties. The complaint alleged that the defendants did not have the necessary operating permits for the facility, such permits having expired. The action involves the water and utility services located in Lakemoor, Illinois, one of the properties subject of the Company's contract with Rainbow Group (see Part I, Item 3 "Description of Property"), and could have a negative effect on the Company's ability to operate or sell the facility, especially to the extent the State continues to enjoin operations at the facility. However,management cannot predict or determine the expected impact on the Company's operating results and financial condition.

         3.  Misstatements, Financing

         In February 1995, Mr. Krilich was indicted by a Federal grand jury in Chicago, Illinois, on multiple counts including, among others, making false statements to a financial institution in violation of 18 U.S.C.ss. 1014. The indictment also contains "RICO" allegations, and sought the forfeiture of currency and real property. Following a jury trial in September 1995, Mr. Krilich was convicted on all counts, and the Country Lakes Country Club golf course in Naperville, Illinois, was found to be forfeitable to the United States. The Country Lakes Country Club golf course is one of the properties subject to the Company's agreement with Rainbow Group (see Part I, Item 3 "Description of Property"). Forfeiture would have a negative impact upon the Company's ability to consummate such exchange agreement with Rainbow Group. There has been no attempt to enforce any forfeiture. Management cannot predict or determine the expected impact to the Company's operating results and financial condition.

D.       Threatened Legal Proceedings

         Management understands that since September 1995, there has been a Federal grand jury investigation in the Northern District of Illinois involving the Company. The Company has not been put on notice by prosecutors of the exact nature of the investigation because, as the Company has been informed, such proceedings are secret. Accordingly, the Company is unaware of the exact date when the proceedings began, the principal parties named in the proceed ings, the facts underlying the proceedings, or the relief which may be sought as a result of the proceedings.

         The Company and its officers have been subpoenaed and have testified in connection with the investigation. In August 1997, a subpoena was issued for Peeples LLC's records. The Company believes that the investigation may involve the exchange of the Company's securities for the assets of Peeples LLC. It may possibly relate, however, to the Company's relationship with Mr. Krilich, perhaps seeking to establish that the Company is participating in a scheme to hide Mr. Krilich's assets from government seizure, and may try to attach or encumber the assets acquired from him, Senior Group and Rainbow Group. The Company has no direct information about such proceedings, however, and its belief as to the focus thereof is entirely speculative. Any action alleging violations of law or seeking to attach or encumber the Company's assets could have a negative impact on the Company's operations. The Company and its subsidiaries are cooperating with such investigations to the best of their abilities.

         The Company believes that any claim that it has violated any laws or that it is liable for any claims against Mr. Krilich would be without basis and would be unsuccessful. However, management cannot predict nor determine the expected impact to the Company's operating results and financial condition.


Item 3.  Changes In and Disagreements With
         Accountants and Financial Disclosure

         In 1995, the Company retained an accountant in Nashville, Tennessee, Roy Sinkovich, to perform the audit for the year ended December 31, 1995. In those financial statements, management reported certain acquisitions subject of agreements containing various conditions prior to consummation of the transactions. As a result of the contingency status of the contracts, the circumstances of which are described above (see Part I, Item 1 "Description of Business"), management adjusted its financial statements to reflect its understanding as to how such contracts should be treated, and the audit was withdrawn by the former auditor. There were no unresolved matters of significance or disagreements between management and such independent accountant.

         During 1996, the Company moved its principal office to Reno, Nevada. As a result, the Company's Board of Directors determined to retain an accounting firm nearer the Company's new principal office. The accounting firm of W. Dale McGhie in Reno, Nevada, was retained to perform the audit of the Company for the periods ending December 31, 1994, 1995, and 1996.

Item 4.  Recent Sales of Unregistered Securities

         During the three years prior to December 31, 1996, the Company issued and sold the following unregistered shares of its commons stock:

         In January 1994, the Company issued 31,960,000 (31,960 after given effect of of reverse split) shares of common stock, of which 27,000,000 (27,000 after given effect of reverse split) were issued to Maurice W. Furlong, and 3,960,000 (3,960 after given effect of reverse split) shares were issued to James M. Troester for reorgani zation costs and services. The remaining 1,000,000 (1,000 after given effect of reverse split) shares were issued to Nevada Agency & Trust Co., the Company's transfer agent, to extinguish indebtedness. All such transactions were exempt from registration under the Securities Act of 1994 (the "Securities Act") by virtue of Section 4(2) thereof.

         In May 1994, the Company issued 1,200,000 (1,200 after given effect of reverse split) shares to William Jackson in connection with the acquisition of three learning centers. 800,000 (800 after given effect of reverse split) shares have been returned in connection with recision of the acquisition of two of such centers. (See Part I, Item 1 "Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In May 1994, the Company issued 12,000,000 (12,000 after given effect of reverse split) shares to Mr. Furlong in connection with the acquisition of F&H Mining. These shares were distributed by Mr. Furlong to the shareholders of F&H Mining in accordance with the stock exchange agreement. (See Part I, Item 1 "Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In May 1994, the Company issued 3,447,683 (3,448 after given effect of reverse split) shares to six doctors in connection with the acquisition of certain chiropractic clinics. The issuance of 1,591,963 (1,592 after given effect of reverse split) shares to one of such doctors was subsequently cancelled by mutual agreement, leaving a total of 1,855,720 (1,856 after given effect of reverse split) shares. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. These transactions are being rescinded, and such shares have been cancel led.

         In July 1994, the Company issued 51,479,611 (51,480 after given effect of reverse split) shares to Rainbow Group and 6,374,363 (6,375 after given effect of reverse split) to Senior Group in connection with the acquisition of such entities and or their real estate, subject to certain conditions subsequent. 3,281,613 (3,282 after given effect of reverse split) were subsequently returned. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. These transactions are the subject of dispute. (See Part II, Item 2 "Legal Proceedings".)

         In September 1994, the Company issued 8,000,000 (8,000 after given effect of reverse split) shares to Zarzion, Ltd. and 12,000,000 (12,000 after given effect of reverse split) shares to the three "stockholders" of Peeples LLC in connection with the acquisition of Peeples LLC. (See Part I, Item 1 "Description of Business".) Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In September 1994, the Company issued 3,000,000 (3,000 after given effect of reverse split) shares to R.K. Company, 11,439,300 (11,440 after given effect of reverse split) shares to Senior Group, and 25,909,688 (25,910 after given effect of reverse split) to Rainbow Group, pursuant to price adjustment requirements contained in its agreements with Rainbow and Senior Groups for the acquisition of such entities and/or their real estate. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. These transactions are the subject of dispute. (See Part II, Item 2 "Legal Proceedings".)

         In February 1995, the Company issued 5,000,000 (5,000 after given effect of reverse split) shares to an individual as a finder's fee in connection with the proposed acquisition of real estate in Tennessee. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In February 1995, the Company issued 22,000,000 (22,000 after given effect of reverse split) shares of Common Stock to R.K. Company, at the direction of Senior Group and Rainbow Group, in connection with the proposed acquisition of property in Nashville, Tennessee, and an interest in the yacht R Rendezvous described above. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof. This transaction is the subject of dispute. (See Part II, Item 2 "Legal Proceedings".)

         In August 1995, the Company issued 4,000,000 (4,000 after given effect of reverse split) shares to the stockholders of NMC, a closely held company, in connection with the acquisition of NMC. (See Part I, Item 1 Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In August 1995, the Company issued 41,749,500 (41,750 after given effect of reverse split) shares to Mar-Pro in connection with the acquisition of certain ore concentrates. Subsequently the Company filed an action against Mar-Pro in connection with such transaction, and cancelled such shares. (See
Part II, Item 2 "Legal Proceedings".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In August 1995, the Company issued an additional 100,000,000 (100,000 after given effect of reverse split)shares to Zarzion, Ltd., in connection with its acquisition of ore concentrates located in Arizona. (See Part I, Item 1 "Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In August 1995, the Company issued 17,000,000 (17,000 after given effect of reverse split) shares to Rainbow Group and 56,000,000 (56,000 after given effect of reverse split)shares to Senior Group in connection with the acquisition of certain real estate pursuant to their prior agreements. Such transactions were exempt from registra tion under the Securities Act by virtue of Section 4(2) thereof. These transactions are the subject of dispute. (See
Part II, Item 2 "Legal Proceedings".)

         In September 1995, the Company issued 275,000 (275 after given effect of reverse split) shares to four individuals for legal services to R.K. Company in connection with the Company's proposed acquisition of a property known as Springer Mine, which acquisition was subsequently cancelled. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. It is the Company's position that such transactions will have to be reconciled with R.K. Company. (See Part II, Item 2 "Legal Proceedings".)

         In February 1996, the Company issued 309,551 (310 after given effect of reverse split) shares to two individuals in connection with the Company's efforts to develop its health care segment. Such transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Such transactions have subse quently been rescinded.

         In May and June 1996, the Company issued a total of 98,000,000 (98,000 after given effect of reverse split)shares to R.K. Company in connection with the Company's agreement to acquire Springer Mine. Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof. The owners of Springer mine would not permit assignment of such contract from R.K. Company, and the acquisition was cancelled. The issuance of 58,000,000 (58,000 after given effect of reverse split) shares had been cancelled by the Company. Subsequent to this cancellation, it was brought to the Company's attention that R.K. Company had assigned these shares to a third party, without the Company's knowledge. The 58,000 shares were reinstated on July 23, 1998. All of the shares issued to R.K. Company in May and June 1996 are the subject of reconciliation between the Company and R.K. Company. (See Part II, Item 2 "Legal Proceedings".)

         In June 1996, the Company issued 2,066,115 (2,067 after given effect of reverse split) shares to the stockholders of MedAway, a closely held company, in connection with the acquisition of all MedAway's assets. (See Part I, Item 1 "Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In July 1996, the Company issued 40,000,000 (40,000 after given effect of reverse split) shares to the stockholders of ELF, a closely held company, in connection with the acquisition of ELF's television credit certificates. (See
Part I, Item 1 "Description of Business".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In November 1996, the Company issued 750,000 (750 after given effect of reverse split) shares to three individuals as an inducement to become directors of the Company. These individuals returned all of the shares to the Company on June 9, 1998. (See Part I, Item 6 "Executive Compensation".) Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         In February 1997, the Company issued 375,000,000 (375,000 after given effect of reverse split) shares to Zarzion, Ltd., a closely held company, in connection with the acquisition of 17 lode claims in northern California (see
Part I, Item 1 "Description of Business").

Such transaction was exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

         On October 2, 1997, the Board of Directors authorized the immediate issuance of all of the Company's 200,000,000 shares of conertible preferred stock to the Chairman and President, Maurice W. Furlong.The use of the stock is for reimbursement of officer, director and Company expenses and for operations. Mr. Furlong was given complete descretion regarding the conversion of these shares to common shares. From October 15, 1998 to September 30, 1999 47,125,000 shares have been converted and 152,875,000 of convertible preferred stock is outstanding.


Item 5.  Indemnification of Directors and Officers

         Section 78.751 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided that the indemnitee undertakes to repay any such advances if it is later determined that such person was not entitled to be indemnified by the Company. On August 28, 1977, the Board of Directors unanimously adopted a resolution providing for the legal defense and indemnification of current and former directors and officers of the Company.

         In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and control ling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforce able.

                                    PART F/S

                              Financial Statements


         The following financial statements are filed with this Form 10- SB:

                                                                          Page
                                                                          ----
Accountant's Report                                                        66
Amended Financial Statements of Health Care Centers of America and
Subsidiary
         Balance Sheet                                                     67
         Statement of Operations                                           69
         Statement of Changes in Stockholders' Equity                      70
         Statement of Cash Flows                                           74
         Notes to Financial Statements                                     75

Accountant's Report on Supplemental Schedules                              84
Supplemental Schedules
         Schedule A Property, Plant and Equipment                          85
         Schedule B Accumulated Depreciation of
                  Property, Plant and Equipment                            86

                                      10-SB
                                File No. 0-29006

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1999 AND
                        DECEMBER 31, 1998, 1997 AND 1996



                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.



                                TABLE OF CONTENTS






ACCOUNTANT'S REPORTS
         on Financial Statements
         on Supplemental Schedules

FINANCIAL STATEMENTS

         Consolidated Balance Sheets

         Consolidated Statements of Operations

         Consolidated Statements of Changes in Stockholders' Equity

         Consolidated Statements of Cash Flows

         Notes to the Consolidated Financial Statements

         Supplemental Schedules

W.       DALE Mcghie                                Town & Country Plaza
CERTIFIED PUBLIC ACCOUNTANT                  1539 Vassar St. Reno, Nevada 89502
                                                   Tel: 702-323-7744
                                                   Fax: 702-323-8288

To the Board of Directors
Hexagon Consolidated Companies of America, Inc.

                            ACCOUNTANT'S AUDIT REPORT


I have audited the accompanying consolidated balance sheets of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company) as of September 30, 1999, December 31, 1998 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months and years then ended, and from June 29, 1993 (date of reorganization) through September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial consolidated statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Hexagon Consolidated Companies of America, Inc. as of September 30, 1999, December 31, 1998, 1997, and 1996 and the results of their operations, changes in stockholders' equity and their cash flows for the nine months and years then ended in conformity with generally accepted accounting principals.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, as discussed in Note 4 to the financial statement. A majority of the Company's assets consist of mineral inventories and mineral properties with a carrying value of $269,424,722. Recovery of the Company's mineral inventories is dependent upon the extraction and recovery of mineral ore in an economical fashion. The financial statements do not include any adjustments that might result in a negative outcome as a result of this uncertainty.



/s/W. Dale McGhie
------------------
W. Dale McGhie
Reno, Nevada
November 14, 1999


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                         ( A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998,
                                  1997 AND 1996



                                     ASSETS


                                                       September 30,
                                                            1999                1998              1997             1996
                                                      ----------------- ----------------  ---------------- ----------------

CURRENT ASSETS
        Cash  (Note 1)                                             $ -            $ 374             $ 470        $ 196,214
        Prepaid expenses                                             -                -                 -            1,500
                                                      ----------------- ----------------  ---------------- ----------------

          Total current assets                                       -              374               470          197,714
                                                      ----------------- ----------------  ---------------- ----------------


PROPERTY, PLANT and EQUIPMENT (Note 1)
        Equipment held for rent                                555,185          555,185           555,185          555,185
        Equipment                                              527,867          527,867           525,418           24,935
        Furniture and fixtures                                  13,951           13,951            12,307            6,249
                                                      ----------------- ----------------  ---------------- ----------------
                                                             1,097,003        1,097,003         1,092,910          586,369

        Less accumulated depreciation                           50,009           27,974            19,433           11,355
                                                      ----------------- ----------------  ---------------- ----------------

        Net property, plant and equipment                    1,046,994        1,069,029         1,073,477          575,014
                                                      ----------------- ----------------  ---------------- ----------------

MINERAL INVENTORIES (Note 5)
          Purchased mineral inventory                      200,000,000      200,000,000       200,000,000      200,000,000
          Acquisition costs                                 69,375,000       69,375,000        69,375,000                -
          Development costs                                     49,722                -                 -                -
                                                      ----------------- ----------------  ---------------- ----------------

                                                           269,424,722      269,375,000       269,375,000      200,000,000
                                                      ----------------- ----------------  ---------------- ----------------

OTHER ASSETS
        Investment in future acquisitions (Note 3,12)                -                -                 -       49,016,330
        Notes receivable  (Note 6)                                   -                -                 -          260,000
        Interest receivable                                          -                -                 -            6,600
        Organizational costs, net
          of amortization  (Note 1)                                  -                -                 -           47,422
                                                      ----------------- ----------------  ---------------- ----------------

        Total other assets                                           -                -                 -       49,330,352
                                                      ----------------- ----------------  ---------------- ----------------

             Total assets                                $ 270,471,716    $ 270,444,403     $ 270,448,947     $250,103,080
                                                      ================= ================  ================ ================

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                         (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
          AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996



                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       September 30,
                                                            1999             1998              1997             1996
                                                      ----------------- ----------------  ---------------- ----------------

CURRENT LIABILITIES
        Accounts payable                                     $ 112,551         $ 58,525          $ 82,281         $ 28,206
        Shareholder advance                                          -                -                 -            4,400
        Accrued expenses                                       215,815          179,318           130,523           74,922
        Notes payable - shareholder (Note 7)                   267,373          267,373           267,373          462,809
                                                      ----------------- ----------------  ---------------- ----------------

        Total current liabilities                              595,739          505,216           480,177          570,337
                                                      ----------------- ----------------  ---------------- ----------------

STOCKHOLDERS'  EQUITY
        Common stock,  $0.001 par value;
           900,000,000 shares authorized;  issued
           and outstanding;  48,010,182
           shares on September 30, 1999,  1,385,182
           shares, 885,182 shares and 510,182
           shares on December 31, 1998,
           1997 and 1996, respectively                          48,010            1,385               885              510

        Convertible  preferred  stock,  $0.001
           par  value;  200,000,000  shares
           authorized;  issued and outstanding;
           152,875,000 shares on September
           30, 1999; 199,500,000 shares and
           200,000,000 shares on December 31,
           1998 and 1997, respectively                         152,875          199,500           200,000                -

        Paid in capital                                    320,594,674      320,377,131       319,884,007      263,840,731

        Retained deficit  (Note 1)                                   -                -                 -      (13,702,162)

        Deficit accumulated during the
          development stage                                (50,919,582)     (50,638,829)      (50,116,122)        (606,336)
                                                      ----------------- ----------------  ---------------- ----------------


        Total stockholders' equity                         269,875,977      269,939,187       269,968,770      249,532,743
                                                      ----------------- ----------------  ---------------- ----------------

          Total liabilities and stockholders' equity     $ 270,471,716    $ 270,444,403     $ 270,448,947     $250,103,080
                                                      ================= ================  ================ ================

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999,
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
          AND THE PERIOD FROM JUNE 29, 1993 THROUGH SEPTEMBER 30, 1999

                                              Nine months                                                    June 29, 1993
                                                  ended                                                         Through
                                             September 30,    December 31,     December 31,  December 31,      September
                                                   1999          1998             1997          1996            30, 1999
                                             ------------     ------------    ------------    ------------     ------------

REVENUE                                       $       --      $       --      $       --      $       --      $       --
                                              ------------     ------------    ------------    ------------     ------------

EXPENDITURES

         Depreciation and amortization               4,317           8,541           8,078          13,660          44,429
         Dues and subscriptions                         84            --             1,010           4,627           9,591
         Organizational costs                         --              --            47,422            --            47,422
         Professional fees                         134,765         281,183         206,689         119,545         798,995
         Postage and courier service                   354           1,114           5,975          16,500          26,869
         Management fee                               --              --           200,000            --           200,000
         Marketing and promotion                     1,000            --               970           1,367          34,453
         Travel and entertainment                   22,708          27,200          55,391          60,894         228,602
         Telephone                                  26,372          37,819          50,698          35,761         157,902
         Other office expenses                      11,631          58,195          31,072          26,473         135,658
         Program development                          --              --             4,000             750          41,710
         Rent                                        7,026          11,859           8,080           4,220          33,392
         Imputed wages                              36,000          48,000          48,000          30,000         165,172
                                              ------------     ------------    ------------    ------------     ------------

         Total expenses from operations            244,257         473,911         667,385         313,797       1,924,195
                                              ------------     ------------    ------------    ------------     ------------

OTHER INCOME (EXPENSES)

         Interest income                              --              --              --             8,822          12,036
         Bad debt expense                             --              --          (266,600)       (266,600)
         Interest expense                          (36,496)        (48,796)        (55,601)        (69,447)       (220,623)
                                              ------------     ------------    ------------    ------------     ----------

         Total other income (expense)              (36,496)        (48,796)       (322,201)        (60,625)       (475,187)
                                              ------------     ------------    ------------    ------------     ----------

         Net loss before
                Federal income taxes              (280,753)       (522,707)       (989,586)       (374,422)     (2,399,382)
                                                                              ------------    ------------    ------------

         Federal income taxes (Note 1)                --              --              --              --              --
                                              ------------     ------------    ------------    ------------     ----------

         Net loss before
               extraordinary item                 (280,753)       (522,707)       (989,586)       (374,422)     (2,399,382)
                                                                                                              ------------

EXTRAORDINARY ITEM
         Impairment of investments (Note 3)           --              --        48,520,200            --        48,520,200
                                              ------------     ------------    ------------    ------------     ----------

         Total extraordinary item                     --              --        48,520,200            --        48,520,200
                                              ------------     ------------    ------------    ------------     ----------

         Net loss                             $   (280,753)    $ (522,707)    $(49,509,786)   $ (374,422)     $ (50,919,582)
                                              ============    ============    ============    ============    =============

         Net loss per share before
           extraordinary item (Note 1)        $    (0.0125)   $    (0.5174)   $    (1.1589)   $    (0.8137)
                                              ============    ============    ============    ============



    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                         Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


   Balance at June 29, 1993                  12,038,500 $ 240,770      -           $-    $ 13,461,391   $ (13,702,162)     $  -

   January 4, 1994,  reverse stock split
       one share of new stock
       for three shares
       of old stock and change
       par value from
       $.02 to $.001                         (8,025,667) (236,757)                            236,757

   June 30, 1998, reverse
       stock split - one
       share of new stock
       for 1,000 shares of
       old stock                             (4,008,820)   (4,009)                              4,009

   Issuance of fractional shares                    446

   On June 29, 1993, Issued
       Common stock to current
       shareholders for loss
       of prior stock                               600         -

   Issued shares of common stock to
       Masterhouse Ltd. (a related party)
       for 3500 master recording value
     unknown                                      1,500         2                                  (2)

   Net loss through December 31, 1993                                                                                      (819)
                                             -------------------------------------------------------------------------------------

   Balance December 31, 1993                      6,559         6      -            -      13,702,155     (13,702,162)     (819)

   In January and May 1994, Issued
      common stock for services valued
      at par                                     31,960        32                              31,928

   In May 1994, record retroactive adjustment
      in connection with the acquisition of
      ElfWorks, Ltd., pooling of interest        40,000        40                              39,960
      (Note 2)

   In May 1994, Issued common stock, held in
      trust capacity,  valued at estimatd
      cost of learning center (Note 2)              400         -                              50,000

   In May 1994, Issued common stock for
      a mining company, valued at current
      replacement cost of equipment              12,000        12                              86,118
      (see Note 2)

   ...continued

    The accompanying notes are an integral part of these financial statements



                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                          Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


   In July and September 1994, Issued common
       stock,  held in trust capacity,  in
      exchange for real estate valued
      atfair market value                        94,921      $ 95      -          $ -    $ 22,942,267         $    -        $    -

   In September 1994, Issued shares for a
      mining co., valued replacement cost
      of equipment, (Note 2)                     20,000        20                             409,980

   Capital contributed by shareholders                -         -                             126,768

   Net loss through December 31, 1994                                                                                      (135,695)
                                             ---------------------------------------------------------------------------------------

   Balance December 31, 1994                    205,840       205      -              -    37,389,176     (13,702,162)     (136,514)

   In February 1995, Issued common stock
   for services, recorded at par value            5,000         5                               4,995

   In February and August 1995, Issued common
      stock, held in trust capacity,  in
      exchange for real estate valued at
      fair market value                          95,000        95                          22,961,276

   In August 1995, Issued common stock in
       for a music Co. valued at a discounted
       stock price                                4,000         4                           2,499,996

   In  August 1995,  Issued  common stock for
       inventory of precious  metal ore,
       valued at a discounted stock price
       (Note 5)                                 100,000       100                         199,999,900

   In September 1995, Issued common stock
      in exchange for services  performed in
      conjunction with the real estate
      transactions, valued at fair market value     275         1                              66,466

   Capital contributed by shareholders                -         -                              45,575

   Net loss through December 31, 1995                                                                                       (95,400)
                                             ---------------------------------------------------------------------------

   Balance December 31, 1995                    410,115       410      -            -     262,967,384    (13,702,162)      (231,914)

   ...continued

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                          Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


In     June 1996,  Issued common stock for
       a mining  interest,  transaction  not
       consummated, stock to be recovered,
       valued at zero (Note 9)                   98,000      $ 98          -        $  -          (98)    $         -          $  -

   In June 1996, Issued common stock
        in exchange for equipment (Note 1)        2,067         2                             555,183

   Imputed value of services provided by
      Officers and/or Directors (Note 10)             -         -                              34,970

   Capital contributed by shareholders                -         -                             283,292

   Net loss through December 31, 1996                                                                                      (374,422)
                                             ---------------------------------------------------------------------------------------

   Balance December 31, 1996                    510,182       510            -         -  263,840,731     (13,702,162)     (606,336)

   InFebruary  1997,  Issued  shares of
     common  stock in
     exchange  for a Mining
     Interest valued at a discounted
     stock price (Note 2)                       375,000       375            -         -   69,374,625

   Quasi-reorganization, 1997 (Note 1)                                                    (13,702,162)     13,702,162

In October 1997, authorized and
     issued convertible preferred stock
     for services and expenses, valued
     at par (Note 1)                                               200,000,000   200,000

   Imputed value of services provided by
     Officers and/or Directors (Note 13)              -         -                              51,960

   Capital contributed by shareholders                -         -                             318,853

   Net loss through December 31, 1997                                                                                   (49,509,786)
                                             --------------------------------------------------------------------------------------

   Balance December 31,1997                     885,182     $ 885  200,000,000 $ 200,000 $319,884,007             $ -  $(50,116,122)
   In October 1998, converted preferred
     stock to common stock                      500,000       500     (500,000)     (500)

   Imputed value of services provided by
     Officers and/or Directors (Note 13)              -         -                              52,080

   Capital contributed by shareholders                -         -                             441,044

   Net loss through December 31, 1998                                                                                      (522,707)
                                             --------------------------------------------------------------------------------------

   Balance at December 31, 1998               1,385,182   $ 1,385  199,500,000 $ 199,500 $320,377,131            $ -  $ (50,638,829)


   The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH SEPTEMBER 30, 1999
                                                                                                                           Deficit
                                                                                                                        Accumulated
                                                                                                                        during the
                                            Common Stock           Preferred Stock         Additional      Retained     Development
                                         Stock     Amount        Stock         Amount    paid in Capital    Deficit        Stage
                                         -----     ------        -----         ------    ---------------    -------        -----

In January through September 1999,
  converted preferred stock to
  common stock                        46,625,000    $ 46,625   (46,625,000)    $ (46,625)           $ -           $ -            $ -

Imputed value of services
  provided by
  Officers and/or Directors (Note 13)       -           -                                     39,060

Capital contributed by shareholders         -           -                                    178,483

Net loss through September 30, 1999                                                                                      (280,753)
                                     ----------------------------------------------------------------------------------------------

Balance at September 30, 1999        48,010,182    $ 48,010   152,875,000     $ 152,875   $320,594,674           $ -  $ (50,919,582)
                                     ==========    ========   ===========     =========== ============           ==== =============

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED  SEPTEMBER 30, 1999, THE YEARS ENDED
                DECEMBER 31, 1998,  1997 AND 1996 AND FROM JUNE 29, 1993 THROUGH
                SEPTEMBER 30, 1999



                                                         Nine months                                                   June 29, 1993
                                                           ended                                                          Through
                                                       September 30,   December 31,    December 31,      December 31,    September
                                                            1999          1998           1997             1996          30, 1999
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                       $   (280,753)     $ (522,707) $ (49,509,786)      $ (374,422)  $ (50,919,582)
        Adjustments to reconcile net loss
           to net cash used by operating activities:
            Depreciation and amortization                     4,317           8,541           8,078          13,660          44,429
            Services paid in stock                             --              --              --              --            36,960
            Imputed value of services provided by              --
               Officers and Directors (Note 13)              39,060          52,080          51,960          34,970         178,070
            Impairment of assets (Note 3)                      --              --        48,520,200            --        48,520,200
            Preferred stock issued for services                --              --           200,000            --           200,000
            Organizational costs                               --              --            47,422            --            27,862

        Net (Increase) Decrease in:
            Prepaid expenses                                   --              --             1,500          (1,500)           --
            Notes receivable                                   --              --           260,000            --              --
            Interest receivable                                --              --             6,600          (4,950)           --
            Deposits                                           --              --              --           191,564            --

        Net Increase (Decrease) in:
            Accounts payable                                 54,026         (23,756)         54,075          (3,254)        112,550
            Accrued expenses                                 36,497          48,795          55,601          69,448         215,815
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Used by Operating Activities                      (146,853)       (437,047)       (304,350)        (74,484)     (1,583,696)
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOW FROM INVESTING ACTIVITIES:
        Purchase of furniture and fixtures                     --            (1,644)         (6,058)         (4,570)        (13,951)
        Purchase of equipment                                  --            (2,449)         (4,353)         (8,889)        (31,737)
        Cost of developing mineral properties               (32,004)           --              --              --           (32,004)
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Used by Investing Activities                       (32,004)         (4,093)        (10,411)        (13,459)        (77,692)
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Capital contributed by shareholders                 178,483         441,044         318,853         283,292       1,394,014
        Payment on shareholder loan                            --              --          (195,436)           --          (195,436)
        Borrowings (Note 7)                                    --              --            (4,400)           --           462,810
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Provided by Financing Activities                   178,483         441,044         119,017         283,292       1,661,388
                                                       ------------    ------------    ------------    ------------    ------------

Net Increase  (Decrease) in Cash                               (374)            (96)       (195,744)        195,349            --
                                                                                                                       ------------
Cash at the beginning of period                                 374             470         196,214             865            --
                                                       ------------    ------------    ------------    ------------    ------------

Cash at the end of period                              $       --      $        374    $        470    $    196,214    $       --
                                                       ============    ============    ============    ============    ============



    The accompanying notes are an integral part of these financial statements

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION:
Hexagon Consolidated Companies of America, Inc. a Nevada Corporation headquartered in Reno, Nevada was incorporated under the name Carleton Enterprises, Ltd. On November 13, 1984 the Company changed it's name to SCN, Ltd. On December 15, 1986, an involuntary petition for reorganization, under Chapter 11 of the U.S. Bankruptcy Code, was filed against SCN, Ltd. In December 1988, the Company became debtor in possession of its assets under a voluntary proceeding. The Company was dormant until September 31, 1993 at which time the bankruptcy was ordered dismissed. On November 19, 1993 the Company again changed its name to Health Care Centers of America, Inc. On July 7, 1999, the Company changed its name to Hexagon Consolidated Companies of America, Inc. (HCCA). The Company is a development stage enterprise as defined by FASB No. 7. "Accounting and Reporting by Development Stage Enterprises".

On June 30, 1998, the Company authorized a reverse stock split. One new share was issued for 1,000 old shares. The par value remained the same at $.001 per share. These financial statements have been retroactively restated for this change in capital stock.

In January 1997, the Company voted to eliminate the previous retained deficit through a quasi-reorganization. This resulted in the elimination of the deficit in retained earnings of $13,702,162. It had no effect on assets or liabilities.

On October 2, 1997, the Company authorized and issued 200,000,000 shares of the Company's preferred stock for services and expenditures valued at $200,000.

NATURE OF BUSINESS:
Currently the Company is focused on the development, management and exploitation of three primary industry segments. The first is the development of mining interests and exploitation of existing inventories of ore concentrate. The second is the management and development of a wide range of real estate interests. The third is to continue its previous entertainment activity of marketing master recordings and recording new master recordings.

PRINCIPLES OF CONSOLIDATION:
The consolidated financial statements include the accounts of its wholly owned subsidiaries, MedAway, International, Inc., Music Alley, Inc. and Peeples Mining Company. All significant inter-company transactions have been eliminated.

MINERAL PROPERTIES:
Acquisition costs of mineral properties, rights and options together with direct exploration and development expenditures thereon are deferred in the accounts to be written off when production is attained or disposition occurs.

Such expenditures are accumulated and amortized using the units of production method based upon the estimated proven mineral reserves in each cost center as determined by independent assayers, or charged to income if any cost center is determined to be unsuccessful.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

If results from exploration warrant the abandonment of certain mineral properties included in a group and retention of the remainder, all acquisition , exploration and development expenditures relating to the entire group are deemed to represent those expenditures relating to the mineral properties and consequently no adjustment is made in the accounts in respect of mineral properties abandoned.

Administrative expenditures are charged to income in the year they are incurred.


ORGANIZATIONAL COSTS:
The Company has adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities" issued in April 1998 by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Pursuant to SOP 98-5, organizational costs are expensed as incurred instead of being capitalized and amortized.

FINANCIAL INSTRUMENTS:
At September 30, 1999, December 31, 1998,1997 and 1996, the fair value of the Company's notes payable and notes receivable are evaluated each year to determine if their value has been impaired (Note 6 and 7).

PROPERTY, PLANT AND EQUIPMENT:
Equipment and furniture are stated at cost. Depreciation is computed using the straight-line method over a period of five to ten years.

Equipment also includes 24 Medaway-1 infectious waste treatment units, an on-site machine to process medical waste. The Company plans to lease these machines to hospitals. The machines were purchased in June 1996 through an exchange of 2,066,015 shares of the Company's common stock. The transaction was valued at the seller's cost of $555,185, or $23,133 per unit. This equipment is not being depreciated because it has not yet been placed in service.

CASH AND CASH EQUIVALENTS:
The company considers all short-term deposits with a maturity of three months or less to be cash equivalent.

FEDERAL INCOME TAX:
Due to an operating loss, since reorganization, there is no provision for federal income tax.

USE OF ESTIMATES:
The preparation of financial statements in conformity with general accepted accounting principals requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

LOSS PER COMMON SHARE:
Weighted  average  shares   outstanding  used  in  the  loss  per  common  share
calculation were 22,471,295 for September 30, 1999; 1,010,183 for December 31, 1998; 853,932 for December 31, 1997; and 460,149 for December 31, 1996.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 2 - ACQUISITION OF SUBSIDIARIES
1. On June 26, 1996, the Company issued 40,000 shares (after given effect to reverse split (see Note 1)).of its common stock in exchange for all the outstanding common stock of ElfWorks, Ltd. The business combination has been accounted for as a pooling of interest and, accordingly, the Company's consolidated financial statements have been given retroactive effect to include the accounts and operations of ElfWorks, Ltd. for all periods prior to the acquisition. ElfWorks, Ltd. had not commenced operations and had no activity since inception, except for organizational costs of $40,000. Therefore, the combined corporations will show no effect on the profit and loss from ElfWorks Ltd. operations.

     This combination was accounted as a pooling of interest after satisfying the twelve criteria referenced under APB 16, as follows: 1) each company is autonomous, 2) each company is inpendent, 3) the combination was effected in a single transaction, 4) common stock was issued for all the common stock of ElfWorks, Ltd., 5) the equity interest of common stock of each company was unchanged, 6) the combining companies reacquired a normal number of shares, 7) the ratio interest of individual stockholders was unchanged, 8) voting rights are exercisable, 9) the combination was resolved at the consummation date of June 26, 1996, 10) ElfWorks, Ltd. agreed not retire common stock to effect the combination, 11) there is no intent to dispose of a significant part of the assets of ElfWorks, Ltd., and 12) no financial arrangements have been made for the benefit of former stockholders.

     Advertising credits (trade due bills) were acquired through the acquisition of ElfWorks, Ltd. Such credits are recorded at the predecessor's cost of zero. With reference to Staff Accounting Bulletin No. 48 Topic 5-G (9/27/82), when a company acquires assets from shareholders in exchange for stock prior to registration of the company, such asset should generally be recorded at the cost to the shareholder. The credits are an irrevocable promise (trade due bill) to provide the holder with network programming time and commercial advertising time. According to AIN's current rate card, the Company could broadcast a 1/2 hour program 5 days a week at prime time for more than 4 years, throughout the networks 161 stations. The certificates are transferable and negotiable.

2. The Company's recent registration of their common stock under the Exchange Act has been declared effective on February 4, 1997. Consummation of the following stock exchange agreements have been declared effective:

o Effective February 4, 1997, the Company consummated the purchase of Nashville Music Consultants, Inc, (NMC) a Tennessee Corporation headquartered in Nashville, Tennessee. On April 21, 1995, the Company entered into a stock exchange agreement with NMC whereby 4,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock valued by using the stock price on the date of the agreement discounted 50% for restricted stock issued, was exchanged for all the issued and outstanding shares of NMC. The subject matter of the stock exchange agreement with NMC concerned only the music publishing operation of NMC. On September 1, 1998, NMC (now Nashville Music Group (NMG)) and the Company entered into an amendment to the stock exchange agreement, which was effective as of April 21, 1995. The reason for the amendment was to conform operations to the intent of the initial stock exchange. NMC had expanded its operations into areas beyond music publishing. As a result of the amendment, the publishing division of NMC, Music Alley, Inc., was transferred to the Company. Since the amendment to the agreement, HCCA received various rights to the publishing operation. Since receiving these rights, there has been no activity and Music Alley, Inc. has been dormant. The remaining value has been reserved as impairment of assets. The uncertainty of obtaining this information is so great, it is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the appropriate information is obtained.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

o Effective February 4, 1997, the Company acquired F & H Mining, Inc. (F&H), an international business corporation, and Peeples Mining LLC (Peeples
     LLC), an Arizona limited liability company, accounted for as a purchase. Both F&H and Peeples LLC are primarily engaged in the mining of precious metals. On March 25, 1994, the Company entered into a stock exchange agreement with F&H, whereby 12,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock was exchanged for all the issued and outstanding shares of F&H valued current replacement cost of equipment purchased of $86,130. On June 18, 1994, the Company entered into a stock exchange agreement with Peeples LLC, whereby 20,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock was exchanged for all the issued and outstanding shares of Peeples LLC also valued at current replacement cost of the equipment purchased of $410,000. Both companies were dormant and had no operations for several years.

o On February 4, 1997, the Company formed Peeples Mining Company, a Nevada Corporation, and a wholly owned subsidiary of the Company. The assets of Peeples LLC and F&H were consolidated into the new corporation as well as the inventory of concentrated precious metals ore acquired from Zarzion, Ltd. As a result, Peeples Mining Company now has mining interests in Arizona, Nevada and California. The Arizona operation includes a mineral lease of state land on 377.11 acres. The Nevada property includes 7 claims on 140 acres. The production facility and lab equipment owned by Peeples Mining Company is located at the Arizona mill site operation. Assay reports obtained by professionals in the industry indicate the expected value of the above to be in excess of the stock value on the date of these agreements discounted by 50% for restriction.

o On February 6, 1997, 375,000 shares (after given effect to reverse split (see Note 1)) of common stock was issued to Zarzion, Ltd., for the purchase of 17 mining claims covering a 340-acre site in San Bernardino County, California. The shares were valued at $69,375,000, the stock price on the date of the agreement discounted by 50% for restriction. Assay reports obtained by an independent assayer indicate a value in excess of this value. There has been no activity on this property for several years.

3. The following stock exchange agreements have not yet been consummated:

o In March, 1994, the Company entered into a stock exchange agreement with Mr. William Jackson, thereafter amended, whereby 400 shares (given effect of reverse split (see Note 1)) of the Company's stock was exchanged for the future operations of a learning center in Reno, Nevada. The stock was valued at $50,000, the estimated cost to commence operations for the Reno facility. Consummation of the transaction is dependent on completion of the learning center, which is unknown at this time. The Company has directed its stock transfer agent to issue a "stop transfer" order regarding the stock previously transferred with respect to this transaction. Therefore, this acquisition has been deemed to be impaired (see Note 3).

o The Company has entered into two stock exchange agreements to acquire real estate from The Rainbow Group and The Senior Group. The subject matter of these agreements is currently in litigation in the Circuit Courts of Cook and DuPage Counties, Illinois and the Federal District Court for Middle Tennessee, Nashville, Tennessee. The Company has directed its transfer agent to issue a "stop transfer" order concerning all stock that had been issued in exchange for the real estate. Also, it is the Company's position that all such stock is being held by the recipient in a trust capacity for the benefit of both parties. Due to this litigation, the Company is unable to obtain necessary and required financial information. The uncertainty of obtaining this information is so great, it felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the appropriate information is obtained. Furthermore, the final determination of the consummation of these transactions shall be determined by the above referenced courts.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

     As a good faith measure, the Company issued stock upon the signing of the various stock exchange agreements. In the event that any of the agreements are not ultimately consummated, the Company shall pursue the return of the stock issued or the fair market value of such stock.

NOTE - 3 CONTRACTS FOR ACQUISITION
The Company has identified and entered into stock exchange agreements with entities in the mining, real estate, entertainment and education industries. These agreements provided that the other party to the agreement would have the right to annul or void the agreement if a registration statement registering the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is not declared effective within a specified period of time. This right has lapsed inasmuch as the Company's recent registration of its common stock under the Exchange Act was declared effective on February 4, 1997. All of such contracts became effective as of that date, with the exception of the Company's contracts for the acquisition of the real estate, which are the subject of litigation and have not been consummated. The uncertainty of obtaining the required financial information and of the consummation of the transactions, it is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the transactions are consummated.

As shown below, the criteria used to value the stock exchange transactions vary by agreement. For the purposes of these financial statements, the value was calculated using the lower of the following: 1) the market value estimated by cash flow/income, if available, or 2) the value of the stock on the date of the agreement discounted 50% for restriction. The calculated value of each probable exchange agreement was booked to Investment in Future Acquisition (Asset) resulting in a total value recorded of $49,016,330 at December 31, 1996 (see below). Exchange agreements entered into but now determined to be "not probable" have been reversed out of the financial statements until further negotiated and consummated. Such contracts included abandoned contracts for the acquisition of health care practices and an adjustment of shares for the learning centers and assets deemed to have been impaired (see Note 2).


Stock exchanged for the specific assets have been valued as follows:

                                                                                Value
Description of Assets to be acquired by the Company                            Assigned  Ref.
---------------------------------------------------                            --------  ----

o   A future learning center to be located in Reno, Nevada                  $    50,000   (a)
o   A mining interest in 7 claims on 140 acres, located in Nevada                86,130   (b)
o   A mineral lease on 377.11 acres, located in Arizona                         410,000   (b)
o   The acquisition of Nashville Music Co., located in Nashville, TN          2,500,000   (c)
o   26 town homes plus surrounding amenities                                  3,863,130   (d)
o   Office Building, restaurant/banquet facility and vacant land              6,669,930   (d)
o   A motel located in Northbrook, Illinois, with 38 luxury suites            2,700,000   (e)
o   A country club located in the Village of Lakemore, Illinois                 359,758   (f)
o   An interest in a golf course and country club in Naperville, Illinois     2,684,779   (d)
o   A water and utility service located in Oakbrook Terrace, IL                 408,000   (f)
o   A restaurant site located in Shiller Park, Illinois                         620,789   (f)
o   An interest in a shopping center in Palatine, Illinois                    6,689,596   (f)
o   An interest in two leases and land located Shiller Park, IL               1,207,207   (g)
o   12-acre commercial parcel located in Dania, Florida                       1,618,103   (f)
o   An interest in a Yacht located in Ft. Lauderdale, Florida                   688,608   (h)
o   A Large land development in Gallatin, TN referred to as "Foxland"        16,000,000   (i)
o   24 acres of residential vacant land near Bellevue, Tennessee                800,400   (j)
o   56-acre parcel located on Dickerson Road in Nashville, TN                 1,659,900   (d)
                                                                           ------------
Total value for Stock Exchanged and held in Trust Capacity
           December 31, 1996                                                 49,016,330

            Less: Impairment of investments (Note 2)                       (48,520,200)
                     Capitalization of mining equipment (Note 2)              (496,130)
                                                                           ------------

             Value at September 30, 1997                                   $          0
                                                                           ============

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996



The above investments, excluding the mining interests, are under litigation to determine legal ownership.
Ref:

(a)-  Valued at the estimated cost to commence operations for the Reno facility.
(b)-  Valued at replacement cost of equipment purchased.
(c)- Value determined by using the stock price on the date of the agreement discounted 50% for restriction, and compared to a valuation model projecting earnings for the company.
(d)- Value based on tax assessors current Fair Cash Value.
(e)- Valued  at  market  value   determined  by   independent   appraisers   and
     consultants.
(f)- Value obtained from financial statement schedules indicating cost basis of property.
(g)- Value determined by calculating the annual lease income times approximately 6 years.
(h)- Value calculated based on the estimated annual net income discounted at 10%.
(i)- Value based on a current contract offer price.
(j)- Valued at the current market value of a lot recently sold adjacent the property.

As a good faith measure, stock was issued upon signing the agreements. It is the Company's position that the stock certificates issued in transactions which have yet to be consummated are being held by the recipient in a trust capacity for the benefit of both parties, and will be forfeited and canceled if the agreement is annulled or void. The Company has no control over any of the entities included in these potential acquisitions and will not have any control until such time as the acquisition is complete.

NOTE 4 - GOING CONCERN
As discussed in Note 1, the company has been in the development stage since June 29, 1993. A major portion of its assets includes mineral inventories valued at $200,049,727, and mining claims located in San Bernardino County, California valued at $69,375,000. Realization of a major portion of these assets is dependent upon the company's ability to successfully liquidate the mineral inventory. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These factors raise concern about the company's ability to continue as a going concern. It is management's intention to raise additional capital through a) leasing of the MedAway machines (Note 1), b) sale of some or all of the ore inventory (Note 5), c) sale of some of the advertising trade credits (Note 2), and d) a private placement of securities.

NOTE 5 - MINERAL INVENTORIES Mineral properties include:
a) an inventory of concentrated precious metals ore located on land leased from the State of Arizona through the year 2003. Recent assay reports commissioned by the Company indicate there is a combination of precious metals, rare earth and common elements. These concentrates were purchased in exchange for 100,000 shares (after given effect of reverse split (see
     Note 1)) of the Company's common stock. Such stock was valued at $200,000,000, based on the stock price on the date of the agreement discounted by 50% due to restrictions on transferability, applicable to such stock. A subsequent independent valuation indicated a fair-market value in excess of the recorded amount.
b) the San Bernardino, California site consists of the purchase of 17 mining claims covering a 340-acre site. These claims were purchased in exchange for 375,000 shares (after given effect of reverse split (see Note 1)) of the Company's common stock. The shares were valued at $69,375,000, the stock price on the date of the agreement discounted by 50% for restriction. Assay reports obtained by an independent assayer indicate a value in excess of this value. There has been no activity on this property for several years.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


c) On April 30, 1998, the Company entered into a joint venture agreement with Hidden Splendor Smelting Company (HSS) to share in the profits for processing mineral inventories. HSS will be granted the exclusive right to earn an undivided 20% interest in the net revenues received as a result of the sale of processed inventory. HSS shall provide proper permits for the processing, equipment , laboratory facilities and structures for the initial period of the processing operations. The term of the agreement is eight years from the effective date of the agreement.


NOTE 6 - NOTES RECEIVABLE:
                                                                                               September  30,        December 31,
                                                                                                    1997                  1996
                                                                                               --------------        ------------


A note from INMOB (a  Mexican  corporation)  dated  November  6,  1995,  payable
November  5,  1996,  with no  interest.  This was  advanced  for the  purpose of evaluating a project in Mexico,  and, if consummated,  entitles the Company to a
66-2/3%  interest in the project,  as it is management's  intent is to converted their interest into the investment. This interest is for
assisting the joint venture in obtaining all financing arrangements.                        $          0                $215,000

A note from M. Philip and T. Carnes dated August 25,  1995,  payable  August 25,
1996 with interest at 11% per annum,
secured by an assignment of interest in an unrelated law suit.                                         0                  45,000
                                                                                               --------------        -------------

                                            Total Notes Receivable                          $          0                $260,000
                                                                                               ==============        =============

Both notes are delinquent as of the date of this report. Management is unsure of whether these notes are collectable. Therefore, they have been reversed out of the financial statements until such time that the sums owed are collected.

NOTE 7 - NOTES PAYABLE:
                                                                                               September 30,         December 31,
                                                                                                    1997                1996
                                                                                               -------------         ------------


A note payable to R.K.  Company,  dated November 17, 1995,  payable  $43,367 per month with interest at 10% per annum through May 17,1996,
18% thereafter, unsecured .                                                                     $ 52,373                $247,809


A note payable to R. K. Company, dated November 17,1995,
payable $37,624 per month with interest at 10% per annum
through May 17 1996, 18% thereafter, unsecured.                                                  215,000                 215,000
                                                                                              --------------         ------------

                                            Total Notes Payable                                 $267,373                $462,809
                                                                                              =============          ============

In March  1997,  a payment  of  $195,436  was made on the note  payable  to R.K.
Company, a related party (see Note 13 and 14). Both notes are delinquent and a demand for payment has been made on both notes. A final determination of the enforceability of these notes is subject to the outcome of the litigation reported above (see Note 2). Should the courts determine that these notes are not enforceable, the Company will pursue recovery of the $195,436 payment made in March, 1997.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


NOTE 8 - INCOME TAXES
At December 31, 1993 the Company had a net operating loss carry forward for federal income tax purposes which will be limited because of change in ownership since 1993. Post 1993 net operating losses carry forward of approximately $500,000 is available to provide future tax benefits:

         Expiration Date                             Operating Losses
         ---------------                             ----------------
                   2008                                          $800
                   2009                                       101,000
                   2010                                        90,000
                   2011                                       308,200

NOTE 9 - CAPITAL STOCK
On December 28, 1993 the Company amended its articles of incorporation's to increase the authorized capitalization from 80,000,000 shares common stock to 900,000,000 shares of common stock and changed the par value of its common stock from $0.02 per share to $0.001 per share. In January 1994, the Company declared a one for three reverse stock split. In June 1998, the Company declared a one for one thousand reverse stock split.

NOTE 10 - CONTINGENCIES
The company is subject to disputes, various claims and legal proceedings primarily relating to its contracts to acquire real estate and on account of various transactions affiliated with the owner of the real estate. Consummation of the agreements have not yet occurred, and such contracts are the subject of litigation, the outcome of which cannot presently be predicted to be favorable or unfavorable to the Company. Should the outcome of the real estate litigation be unfavorable to the Company, the outstanding shares will be recovered and the remaining unrecoverable shares will be pursued.

In 1996, the company entered into a contract for the acquisition of an interest in a mining operation but the transaction was not consummated. The Company issued 98,000 shares (after given effect of reverse split (see Note 1)) for the interest in the mining operation. The company is attempting to reacquire those shares, but, at this time, management is unable to determine if collectability is probable.

Stock options for an aggregate of 50,000 shares (after given effect of reverse split (see Note 1)) were issued to The Rainbow Group and The Senior Group (25,000 each). Such options must be exercised within 10 years from the option grant date of June 28, 1994. The first 25,000 shares are reserved at an exercise price of $1,000 per share. The next 25,000 may be exercised at a price per share equal to the last trading price at the close of business for the day immediately preceding the day on which the option is exercised. In no event can the price be less than 110% of the trading price on June 28, 1994. The holder of these options is the same individual who holds the 98,000 shares discussed above.

NOTE 11- FINANCIAL INFORMATION FOR BUSINESSES ACQUIRED OR TO BE ACQUIRED o Effective February 4, 1997, F&H Mining Company, Inc. (F&H) and Peeples
     Mining, L.L.C. (Peeples LLC) were acquired by the Company through the exchange for common stock of the company. These acquisitions were accounted for under the purchase method.

o Effective February 4, 1997, Nashville Music Consultants, Inc. (NMC) was acquired by the Company through the exchange for common stock of the Company. On August 20, 1998, the Company entered into an Amendment To Stock Exchange Agreement, which related back to the same date as the original stock exchange agreement. The original stock exchange agreement provided for the acquisition of only the music publishing operations of NMC. NMC (now known as Nashville Music Group, Inc. (NMG) has failed to provide the Company with current financial information relating to the music publishing. The uncertainty of obtaining this information is so great, it

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


     is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time the appropriate information is obtained.

o The combined assets of F&H and Peeples LLC were $496,130 as of February 4, 1997. There have been no operations in either company for several years.

o The company has entered into two agreements to acquire certain real estate from Rainbow Group and Senior Group. Consummation of the agreements has not yet occurred, and contracts are the subject of litigation, the outcome cannot presently be predicted. Financial statements and/or pro forma information will be furnished after the level of probability can be determined or consummation of the acquisition(s) occurs, whichever comes first.

NOTE 12 - SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash services and acquisitions are listed below, including common stock where applicable. Stated at value prior to reverse stock split.

     Date        Exchanged for:              No. of Shares  Value Assigned
    ------       --------------              -------------  -------------
1    1/94        Services                     31,960,000   $     31,960
2    5/94        A Future Learning Center        400,000         50,000
3    5/94        Mining Interest              12,000,000         86,130
4    7/94        Real Estate Properties       54,572,361     13,190,066
5    9/94        Real Estate Properties       40,348,988      9,752,296
6    9/94        Mining Interest              20,000,000        410,000
                                            ------------   ---------------

         Total 1994                          159,281,349     23,520,452
                                            ------------   ---------------

7    2/95        Services                      5,000,000          5,000
8    2/95        Real Estate Properties       22,000,000      5,317,370
9    8/95        Music Company                 4,000,000      2,500,000
10.  8/95        Real Estate Properties       73,000,000     17,644,001

11.  8/95        Mineral Inventory (Note 5)  100,000,000    200,000,000
12.  9/95        Services                        275,000         66,467
                                            ------------   ---------------

         Total 1995                          204,275,000    225,532,838
                                            ------------   ---------------

13.  6/96        Mining Interest              40,000,000        --
14.  6/96        Medical Decontamination
                   Machines                    2,066,115        555,185
15.  7/96        Acquisition of
                   ElfWorks, Inc.             40,000,000         40,000
16.  1996        Services (Note 12)              --              34,970
                                            ------------   ---------------

         Total 1996                           82,066,115        630,155
                                            ------------   ---------------

17   2/97        Mining Interest (Note 2)    375,000,000     69,375,000
18   1997        Services (Note 12)             --               39,060
                                            ------------   ---------------

         Total 1997                          375,000,000     69,414,060
                                            ------------   ---------------

         TOTAL 1994 - 1997                   820,622,464   $319,097,495
                                            ============   ===============

            To reflect reverse stock  split:     820,622

19.  1998        Services (Note 13)              --              52,090

         TOTAL 1994 - 1998                       820,622   $319,162,495
                                            ============   ===============

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 13 - RELATED PARTY TRANSACTIONS
o Inventories consisting of ore concentrates located in Arizona were purchased from Zarzion Ltd. In exchange for shares of the Company's common stock (see Note 5).
o October 2, 1997, 200,000,000 shares of preferred stock were issued for services and expenditures. The transaction was booked at the Company's par value of preferred stock.
o Services contributed by officers and reimbursements forfeited were expensed to "Imputed Wages" at an hourly rate proportionate to the services performed. Contributed office occupancy provided by M. Furlong, the Company's president and CEO, was expensed to rent at an average of $340 a month.
o Mining claims located in San Bernardino County, California were purchased from Zarzion Ltd. In exchange for shares of the Company's stock (see Note
     2).
o In April 1997, Maurice Furlong, CEO, President and major shareholder, obtained voting control of all common stock of the company held by Zarzion Ltd.

DALE MCGHIE                                             Town & Country Plaza
CERTIFIED PUBLIC ACCOUNTANT                   1539 Vassar St. Reno, Nevada 89502
                                                            Tel:  702-323-7744
                                                             Fax:  702-323-8288



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
and Shareholders of
Hexagon Consolidated Companies of America, Inc.

I have audited the consolidated balance sheets of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company) as of September 30, 1999, December 31, 1998, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the nine months and years then ended, and have issued my opinion thereon dated November 14, 1999. My examination also comprehended Supplemental Schedules A and B of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company). In my opinion, Schedules A and B, when considered in relation to the basic financial statements, present fairly in all material respects the information shown therein.


/s/ W. Dale McGhie
------------------
W. Dale McGhie, CPA
Reno, Nevada
November 14, 1999


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   SCHEDULE A - PROPERTY, PLANT AND EQUIPMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                                      Other Charges
                                      Balance at         Additions                   Reclassifications  Balance at
           Classification          Beginning of Year      at Cost       Retirements    add (deduct)     End of Year
           ---------------------- -----------------------------------  -------------------------------  ------------
September 30, 1999
           Furniture and fixtures           $ 13,951             $ -            $ -               $ -      $ 13,951
           Equipment                          31,737               -              -                 -        31,737
           Equipment - mining                496,130               -              -                 -       496,130
           Equipent - other*                 555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                    $ 1,097,003             $ -            $ -               $ -    $1,097,003
                                  ===================  ==============  ============= =================  ============

December 31, 1998:
           Furniture and fixtures           $ 12,307         $ 1,644            $ -               $ -      $ 13,951
           Equipment                          29,288           2,449              -                 -        31,737
           Equipment - mining                496,130               -              -                 -       496,130
           Equipment - other *               555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                    $ 1,092,910         $ 4,093            $ -               $ -    $1,097,003
                                  ===================  ==============  ============= =================  ============

December 31, 1997:
           Furniture and fixtures            $ 6,249         $ 6,058            $ -               $ -      $ 12,307
           Equipment                          24,935           4,353              -                 -        29,288
           Equipment - mining                      -               -              -           496,130       496,130
           Equipment - other *               555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                      $ 586,369        $ 10,411            $ -         $ 496,130    $1,092,910
                                  ===================  ==============  ============= =================  ============

December 31, 1996:
           Furniture and fixtures            $ 1,679         $ 4,570            $ -               $ -       $ 6,249
           Equipment                          16,046           8,889              -                 -        24,935
           Equipment - other *                     -         555,185              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                       $ 17,725       $ 568,644            $ -               $ -     $ 586,369
                                  ===================  ==============  ============= =================  ============


 * Equipment is not depreciated at this time because not placed in service yet.


                 HEXAGON CONCOLIDATED COMPANIES OF AMERICA, INC.
                 (formerly HEALTH CARE CENTERSOF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
     SCHEDULE B - ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                          Additions                     Other Charges
                                      Balance at        Charges to Costs               Reclassifications  Balance at
           Classification          Beginning of Year     and Expenses     Retirements    add (deduct)     End of Year
           ---------------------- -------------------  -----------------  ------------------------------  ------------

September 30, 1999:
           Furniture and fixtures            $ 6,392            $ 1,873           $ -               $ -       $ 8,265
           Equipment                          21,582              2,444             -                 -        24,026
           Equipment - mining                      -             17,718             -                 -        17,718
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 27,974           $ 22,035           $ -               $ -      $ 50,009
                                  ===================  =================  ============ =================  ============

December 31, 1998:
           Furniture and fixtures            $ 3,931            $ 2,461           $ -               $ -       $ 6,392
           Equipment                          15,502              6,080             -                 -        21,582
           Equipment - mining                      -                  -             -                 -             -
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 19,433            $ 8,541           $ -               $ -      $ 27,974
                                  ===================  =================  ============ =================  ============

December 31, 1997:
           Furniture and fixtures            $ 1,522            $ 2,409           $ -               $ -       $ 3,931
           Equipment                           9,833              5,669             -                 -        15,502
           Equipment - mining                      -                  -             -                 -             -
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 11,355            $ 8,078           $ -               $ -      $ 19,433
                                  ===================  =================  ============ =================  ============

December 31, 1996:
           Furniture and fixtures              $ 758              $ 764           $ -               $ -       $ 1,522
           Equipment                           6,297              3,536             -                 -         9,833
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                        $ 7,055            $ 4,300           $ -               $ -      $ 11,355
                                  ===================  =================  ============ =================  ============


* Equipment is not depreciated at this time because not placed in service yet.


                                    PART III


Item 1.  Index to Exhibits

Exhibit
  no.
  (2)             Articles of Incorporation and Amendments thereto

         (a) Articles of Incorporation of Carleton Enterprises, Inc. filed April 1984

                  (i) Agreement of Merger merging Cadgie Taylor Co. into Carleton Enterprises, Ltd., filed May 24, 1984

                 (ii) Amendment to Articles of Incorporation filed Novem-ber 18, 1984, inter alia changing name to SCN, Ltd.

                (iii) Certificate of Amendment of Articles of Incorporation filed December 10, 1993, changing name to Health Care Centers of America, Inc.

                 (iv)      Amendment  to Articles of Incorporation filed January
                           4, 1994

                  (v)      Amendment  to Articles of  Incorporation  filed March
                           31, 1995

                 (vi) Amendment to Articles of Incorporation filed June 23,1998 authorizing 1 for 1,000 reverse stock split

                (vii)      Amendment to Articles of  Incorporation  filed August
                           31,  1999  changing  name  to  Hexagon   Consolidated
                           Companies of America, Inc.

               (viii)      Certificate   of   Existence  With   Status  In  Good
                           Standing issued by the Nevada Secretary of State on October 26,1999

         (b)      Bylaws

 (3)     Instruments Defining Rights of Security Holders.

         (a)      Specimen stock certificate for common stock

 (5)     Voting Trust Agreement.

         (a) Voting trust agreement dated June 18, 1994, between the "stockholders" of Peeples Mining, LLC, and Maurice Furlong

         (b)      Voting  trust   agreement   dated  April  22,  1995,   between
                  stockholders of Nashville Music Consultants, Inc., and Maurice Furlong

         (c) Voting trust agreement dated April 21, 1997, between Zarzion Ltd. and Maurice Furlong (filed with Registrant First Amended Form 10-SB filed August 26,1997 and incorporated by reference)

 (6)     Material Contracts

            (i) Transfer Agent and Registrar Agreement between Reg istrant and Nevada Agency & Trust Co., dated June 28, 1993

           (ii) Stock Exchange Agreement dated March 25, 1994, be tween Registrant and F&H Mining Co., Inc.

          (iii)   Stock  Exchange   Agreement  dated  June  18,  1994,   between
                  Registrant and Peeples Mining LLC

           (iv) Agreement for acquisition of gold concentrate dated March 15, 1995, between Registrant and Robert Rood, IV, and Restated Agreement between Registrant and Mar-Pro Services, Ltd.

            (v) Stock Exchange Agreement dated April 21, 1995, and addenda between Registrant and Nashville Music Con sultants, Inc. and Reincorporation Agreement and Amendment to Stock Exchange Agreement dated Septem ber 1, 1998

           (vi) Joint venture agreement dated May 31, 1995, among Registrant, Immobiliara y Fraccinoadora del 1 Nueva Viscaya, S.A. de C.V. and Oscar Neninger G., and Robert R. Krilich, Sr.)

           vii) Amended and restated Stock Exchange Agreement dated June 5, 1995, between Registrant and Senior Group

         (viii) Amended and Restated Stock Exchange Agreement dated June 5, 1995, between Registrant and Rainbow Group

           (ix) Consulting services agreement dated January 10, 1996, between Registrant and Robert R. Krilich, Sr.

            (x)   Asset  purchase  agreement  dated  June  12,  1996,  be  tween
                  Registrant  and  MedAway  International,   Inc.  and  relative
                  documentation

           (xi) Stock Exchange Agreement dated June 26, 1996, and amendment dated November 8, 1996, between Registrant and ELF Works, Ltd.

          (xii) Partnership Agreement between dated August 30, 1996, between R&S Group and Fairdan Suites, Inc.

         (xiii)   Sales agreement dated February 6, 1997, between Zarzion,  Ltd.
                  and  the   Registrant   and  copy  of   corporate   resolution
                  authoriizing purchase

          (xiv) Purchase agreement dated November 1,1984 between Bullett Productions, Inc. and the Registrant

           (xv)   Purchase   agreement   dated   August   2,1984   between   Jey
                  Productions, Inc. and the Registrant

          (xvi) Rentention agreement dated May 20th,1996 between Artists Limited, L.L.C. and the Registrant

         (xvii) Joint venture agreement dated April 30,1998 between Hidden Splendor Smelting Co. and the Registrant

        (xviii)   Organizational  documents  of The  R&S  Group  dated  November
                  5,1995

 (7)     Material Foreign Patents.
                  None.

(10)     Consent of experts and counsel

         (i)      Consent of Metallurgical Research & Assay Laboratory

        (ii)      Consent of Dale McGhie, certified public accountant

(12)     Additional Exhibits.

         (a) Letter dated November 11, 1996, from Roy Sinkovich on change in certifying accountant

         (b) Letter from Registrant dated November 29, 1996, on change in accounting treatment of certain acquisitions

         (c) Letter from Research & Assay Laboratory dated June 25, 1997 indicating economic feasibility of processing Peoples [sic] black sands and with value based on 3/21/97 precious metals prices

         (d) Assays no. 2220, 2221 and 2222, dated February 6, 1996, and letter relating thereto dated February 9, 1996, relating to properties belonging to F&H Mining in the vicinity of Mesquite, Nevada

         (e) Transmittal aletter dated June 13, 1997, assays no. 2972A-B-C dated June 12, 1997 and letter relating thereto dated June 28, 1997, relating to approximately 500,000 tons of ore concentrate belonging to Peeples Mine, located in the vicinity of Skull Valley, Arizona

         (f) Articles of incorporation of Peeples Mining Company, a wholly owned subsidiary of the Registrant, filed February 4, 1997 and Certificate Of Existence With Status In Good Standing issed by the Nevada Secretary of State on October 14,1999 (g) Articles of incorporation of MedAway International, Inc., a wholly owned subsidiary of the Registrant, filed on September 11, 1996 and Certificate Of Existence Of Existence With Status In Good Standing issued by the Nevada Secretary of State on October 14,1999


Item 2.  Exhibits

                            [Attached, pages through]

                                   SIGNATURES



         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                      HEALTH CARE CENTERS OF AMERICA, INC.

                                 (Registrant)


                    By:   /s/ MAURICE W. FURLONG
                          ----------------------------
                          Maurice W. Furlong, President


                          Date:     December 1, 1999
                                    ----------------